THIS LEASE ("Lease") dated as of the 27th day of October, 1998, is made by and between S/I NORTHCREEK II, A WASHINGTON LIMITED LIABILITY COMPANY ("Landlord"), and MICROVISION, INC., A WASHINGTON CORPORATION ("Tenant").

                             ARTICLE I: DEFINITIONS

     1.01 Defined Terms. The following terms shall have the meanings specified in this Section, unless otherwise specifically provided. Other terms may be defined in other parts of the Lease.


Landlord:           S/I NORTHCREEK II, LLC

Landlord's Address: c/o Schnitzer Northwest
                    11830 N.E. 195th Street
                    Bothell, Washington  98011

Tenant:             MICROVISION, INC.

Tenant's Address:   Prior to Lease Commencement:
                    2203 Airport Way South, Suite 100
                    Seattle, Washington  98134
                    Attn: Richard Raisig, Vice President of Operations
                          and Chief Financial Officer

                    After Lease Commencement:
                    At the Premises
                    Attn: Richard Raisig, Vice President of Operations
                          and Chief Financial Officer

Tenant's Use:       Office, laboratory, research and development and light
                    manufacturing for a company in the business of electro-optics technology development and ancillary and related purposes

Project:            NORTH CREEK TECHNOLOGY CAMPUS I

Property:           Approximately 214,865 square feet of gross land area
                    constituting the real property described in Exhibit "A-1" and depicted on the Project Site Plan attached as Exhibit
                    "B."

Building:           That certain two (2) story concrete tilt-up office building designated as Building F on the Project Site Plan attached hereto as Exhibit B with a rentable area of approximately
                    67,471 square feet

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                    to be constructed by Landlord on the Property, as well as
                    Building E shown on the Site Plan when occupied by Tenant pursuant to Section 2 below.

Premises:           Approximately 67,471 rentable square feet consisting of the entire Rentable Area (as defined in Section 2.01) of the Building, as shown on the Property Site Plan attached as Exhibit "C."

Term: Commencing upon the Commencement Date (as defined in Section 4.01) and expiring seven (7) years (84 months) thereafter, with an Option to Extend for a five (5) year Extended Term pursuant to Section 2.05(b) and 4.03, and an Option to Extend for an additional two (2) year Extended Term pursuant to Section 2.06(b) below.

Scheduled
Commencement
Date:               March 4, 1999

Base Rent:

(a) Initial Term

     (i)       Initial Premises (67,471 RSF Building F)

         Months                          Monthly Installments

         1 - 12                             $79,291.00*
         13 - 42                            $83,525.00*
         43 - 84                            $91,992.00*

*To be adjusted to reflect actual square footage of the Premises, as verified by Landlord's and Tenant's architect upon substantial completion, to the extent the Rentable Area of Building F is less or more than 67,471 square feet, the shortfall or excess shall reduce or increase, as applicable, the Base Rent for the Building F Premises at the rate of $1.1752 per square foot for Months 1 - 12 of the Lease Term; $1.2379 per square foot of shortfall or excess for months 13-42 of the Lease Term, and $1.3634 per square foot of shortfall or excess for months 43-84 of the Lease Term.

     (ii) Expansion Space in Building E (Sections 2.04, 2.05 and/or 2.06) - Months relate to months of initial Lease Term during which Expansion Space is leased, as applicable:

         Months                          Rent Per RSF per Month

         1 - 42                             $1.1500
         43 - 84                            $1.2755

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(b)  Extended Term: Fair market rental value as determined pursuant to Section
     4.03


Prepaid Rent:                 $79,291.00 applicable to Month 1

Security Deposit:             $79,291.00

Tenant's Share of Building F: 100%

Tenant's Share of Project (for Building F only upon full development of the Project): 23.54%

Surface Parking Spaces:       Approximately 226 uncovered surface parking spaces
                              adjacent to the Building shall be provided for the non-exclusive use of Tenant, its employees and visitors.


Exhibits   Exhibit A-1:   Legal Description of Building F Property
           Exhibit A-2:   Legal Description of Building E Property
           Exhibit B:     Project Site Plan
           Exhibit C:     Property Site Plan
           Exhibit D:     Work Schedule
           Exhibit E-1:   List of Plans and Specifications for Base Building "F"
           Exhibit E-2:   Outline Specifications to Base Building Shell and
                          Design/Build Mechanical & Electrical Systems
           Exhibit E-3:   Tenant Improvement Plans for Building F Premises
           Exhibit F:     Notice of Commencement of Lease
           Exhibit G:     Estoppel Certificate
           Exhibit H:     Form of Memorandum of Lease
           Exhibit I:     Rules and Regulations
           Exhibit J:     Form of Letter of Credit
           Exhibit K:     Form of Bond

                  ARTICLE II: PREMISES AND COMMON AREAS LEASED

     2.01 Project; Property; Building; Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, subject to the provisions of this Lease, the Premises to be located within Building F to be constructed by Landlord as more fully described in Section 3.01 below, on the Property legally described in Exhibit A-1 attached hereto and by this reference incorporated herein, which Property is a portion of the "Project" identified in Section 1.01. The location of the Property, Building F to be built on the Property and the location of the Premises are more particularly shown on the Project Site Plan and Property Site Plan attached hereto as Exhibit B and Exhibit C, respectively. The term Rentable Area as used in this Lease will be determined using the "Standard Method of Measuring Floor Area in Office Buildings" (reprinted

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
June 7, 1996) by BOMA International. Notwithstanding the above, the Rentable Area of the Premises shall not be decreased to reflect any mechanical penetrations completed in connection with Tenant Improvements to the Premises. The Project Site Plan and the Property Site Plan attached hereto as Exhibit B and Exhibit C, respectively, are attached for location reference purposes only and shall not constitute a representation by Landlord to be the final plan of the Project or to require Landlord to build any improvements or to otherwise comply with the site plans; provided, however, except as may be required in order to comply with any applicable laws, ordinances, codes or regulations, Landlord shall not make changes to such site plans which would materially affect access to the Premises or availability of parking spaces to which Tenant is entitled pursuant to this Lease, without Tenant's prior written approval, which approval shall not be unreasonably withheld or delayed. Tenant acknowledges that, except as otherwise expressly set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the Building, the Common Areas or the Project or their suitability for the conduct of Tenant's business. In addition to Tenant's lease of the Premises within Building F, Tenant has the obligation and option to lease additional space within another building ("Building E"), to be constructed by Landlord on the property legally described in Exhibit A-2. When and to the extent Tenant leases the First Expansion Space, Second Expansion Space or Third Expansion Space (collectively, the "Expansion Space") pursuant to Sections 2.04,
2.05 and/or 2.06 below, (a) the term "Premises", as used in this Lease, shall be deemed to include the initial Premises in Building F and the applicable Expansion Space leased by Tenant; (b) the term "Building", as such term is used in this Lease, shall mean both Building E and Building F; and (c) the term "Property", as used in this Lease, shall be deemed to mean the real property legally described in Exhibit A-1 and Exhibit A-2. In addition, at such time and from time to time as Tenant commences to lease all or any portion of the Expansion Space, Tenant shall pay Additional Rent with respect to such Expansion Space, and Tenant's Share of Operating Expenses incurred with respect to Building E and the real property legally described in Exhibit A-2, pursuant to Tenant's Share of such Building E as determined pursuant to Subsection 6.01(b)(iii) below. Landlord confirms that the zoning in effect for the real property described in Exhibits A-1 and A-2 as of the date of this Lease permits the Premises and Building to be used for the purpose set forth in Section 1.01 above.

     2.02 Common Areas. In addition to the Premises, Tenant shall have the non-exclusive right to use in common with other tenants and/or occupants of the Property, the Project and the master project commonly known as Schnitzer North Creek (the "Master Project"), the following areas of the Property, Project and Master Project: parking areas and facilities, roadways, sidewalks, walkways, parkways, plazas, levees, driveways and landscaped areas and similar areas and facilities situated within the exterior areas of the Property, Project and Master Project and not otherwise designated for the exclusive or restricted use by Landlord and/or individual tenants of other buildings located within the Property, Project or Master Project (collectively, "Common Areas"). Tenant acknowledges that Landlord shall have no obligation to construct or complete any additional buildings within the Project or Master Project or improvements to the Common Areas other than Landlord's obligation to complete the construction of the sitework and Common Area of the Property pursuant to Article III below and as depicted on Exhibit E-1 and E-2 attached hereto (to the extent applicable to the Property or necessary to provide access to the

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
Property) and the improvements to be made by Landlord to the property described in Exhibit A-2, including without limitation the construction of Building E and the Common Areas of such property as shown on the Project Site Plan. Tenant's right to utilize the Common Areas shall at all times be subject to Landlord's reserved rights therein as described in Section 17.04 hereof, the Rules and Regulations referred to in Section 17.15 hereof and all covenants, conditions and restrictions ("CC&Rs") now or hereafter affecting or encumbering the Project; provided that the same do not materially and adversely affect the general right of Tenant to use the Common Areas or other express rights of Tenant under this Lease.

     2.03 Exclusion of Space for Months 1 - 12. Notwithstanding the description of the Premises in Sections 1.01 and 2.01 above, Landlord and Tenant acknowledge that the Base Rent identified in Section 1.01 for the first twelve (12) months of the Lease Term contemplates Tenant's occupancy of approximately 49,000 rentable square feet of the Premises, as determined by the Plans (as such term is defined in Section 3.01(b)) for such twelve (12) month period. To the extent Tenant occupies more than 49,000 square feet at any time during said first twelve (12) months of the Lease Term, Tenant shall be required to commence and continue to pay during the remainder of the initial twelve (12) month period, additional monthly Base Rent equal to $.2292 multiplied by the number of square feet occupied by Tenant in excess of 49,000 square feet. Once Tenant occupies any portion of the Premises in excess of 49,000 square feet, Tenant shall thereafter continue to pay Rent thereon for the remainder of said first (12) months of the Lease Term, whether or not Tenant continues to occupy such space, and Tenant shall commence to pay Base Rent on the entire 67,471 square feet of the Building on the thirteenth month of the Lease Term, whether or not Tenant occupies the same (which increased Base Rent is reflected in the rent schedule set forth in Section 1.01 from and after the thirteenth month of the Lease
Term). Landlord shall improve such additional space on or before the date ninety
(90) days after the later of (a) receipt of a permit for the applicable improvements; or (b) notification by Tenant that Landlord should proceed with construction of the improvements, which improvements shall be completed in accordance with Section 3.01 below, to the extent applicable, and shall be subject to the total tenant improvement allowance for improvement of the entire Premises set forth in Subsection 3.01(d)(2).

     2.04 Lease of First Expansion Space.

          (a) Tenant shall have the right and obligation to lease additional space (the "First Expansion Space") with a Rentable Area of between 25,000 and 34,000 square feet (as determined by Landlord), to be located in Building E of the Project, which Building E is to be constructed by Landlord on the real property legally described in Exhibit A-2 in the general location shown on the Project Site Plan. Tenant shall commence to lease the First Expansion Space in one or more increments (as determined by Landlord) commencing during the period between the thirty-seventh (37th) and forty-eighth (48th) months of the Lease Term (the "First Expansion Period"). The First Expansion Space shall, as determined by Landlord, be made available in either a single block of space or one or more contiguous or non-contiguous spaces in said Building E. Landlord shall give Tenant not less than twelve months notice, on one or more occasions, that all or a portion of the First Expansion Space will be available for lease by Tenant on a date within the First Expansion Period, which notice shall specify

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
the size and location of the applicable First Expansion Space and the date on which it shall be available which date shall allow Tenant at least thirty (30) days to construct tenant improvements prior to commencing to pay Rent with respect to such First Expansion Space. Tenant shall be obligated to lease, and shall be allowed to take occupancy of, such portion of the First Expansion Space commencing on the later of (i) the date set forth in said notice or (ii) the date thirty (30) days after the current tenant of the applicable First Expansion Space vacates the space; provided, however, in the event the applicable First Expansion Space becomes available prior to the date set forth in Landlord's notice, Landlord shall have the right to give Tenant a supplemental notice accelerating the date of Tenant's lease of such First Expansion Space to an earlier date within the First Expansion Period, in which event Tenant shall commence leasing the applicable First Expansion Space on the date set forth in such supplemental notice, which date shall not be earlier than the date sixty (60) days after Tenant's receipt of such supplemental notice.

          (b) Landlord shall provide a per square foot improvement allowance for improvements to be made by Tenant to the First Expansion Space equal to the difference between $25.00 per square foot of the First Expansion Space leased by Tenant and the cumulative average per square foot cost of improvements previously made to and existing in the applicable First Expansion Space (as reasonably determined by Landlord and based on records or other substantiation provided to Tenant). For illustrative purposes only, in the event the First Expansion Space, as determined by Landlord pursuant to Section 2.04(a) above, consists of a total of 25,000 rentable square feet, and if Landlord had previously expended $500,000.00 on improvements to such First Expansion Space (which constitutes an average of $20.00 per square foot: $500,000.00 divided by 25,000 = 20), Tenant would be entitled to an amount equal to $5.00 per square foot of the applicable First Expansion Space as a tenant improvement allowance to reimburse Tenant for actual leasehold improvements made by Tenant to the First Expansion Space. In the event Landlord has previously expended sums in excess of an average of $25.00 per square foot in improvement of the applicable First Expansion Space, Tenant will not be entitled to any allowance pursuant to this Subsection 2.04(b). Tenant shall be obligated to pay all improvement costs in excess of such allowance. Landlord shall reimburse Tenant for the cost of actual improvements made by Tenant to the First Expansion Space, up to the maximum amount of the allowance as determined above in this Subsection 2.04(b), upon completion by Tenant of all its improvements to the applicable First Expansion Space and the providing by Tenant to Landlord of reasonably acceptable documentation substantiating such costs and full lien releases from all contractors and subcontractors providing work to the applicable First Expansion Space.

          (c) Upon the date Tenant is required to commence leasing any applicable First Expansion Space as set forth in Subsection 2.04(a) above, the applicable portion of the First Expansion Space will be deemed to become a part of the Premises and Tenant shall begin paying Base Rent on the First Expansion Space at the per rentable square foot for Expansion Space as set forth in
Section 1.01, as the same may be increased pursuant to the terms of said Section
1.01 or if the Term is extended pursuant to Section 4.03 of this Lease. In addition, Tenant shall be required to pay Additional Rent (as defined in Section
5.02 and 6.01 below) with respect to the First Expansion Space and Tenant's Share of Building E and the Project shall be calculated and adjusted as set forth in Subsection 6.01(b)(iii) below.

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
          (d) Landlord and Tenant shall enter into an amendment to this Lease within thirty (30) days after Tenant's receipt of notice from Landlord that applicable First Expansion Space will be available, which amendment shall set forth the changes to the Lease as may be required by this Section 2.04 and as otherwise reasonably appropriate. Landlord shall prepare and present a proposed amendment as contemplated by this Subsection and Tenant shall have five (5) days after receipt thereof to execute the same or respond with reasonable requested revisions thereto.

          (e) From time to time upon request by Tenant, but not more frequently than once in any six (6) month period, Landlord shall provide Tenant with floor plans for Building E showing the location, square footage and expiration date of applicable leases of First Expansion Space designated by Landlord.

     2.05 Option to Lease Second Expansion Space.

          (a) Tenant shall have the option to lease, and Landlord shall have the obligation to provide, additional space (the "Second Expansion Space") with a Rentable Area of between 8,500 and 17,000 square feet (as determined by Landlord in its sole discretion), to be located in Building E. The Second Expansion Space may, as determined by Landlord, be made available in either a single block of space or one or more contiguous or non-contiguous spaces in said Building E and shall be made available for lease by Tenant at one or more times between the sixty-first (61st) and seventy-second (72nd) months of the Lease Term (the "Second Expansion Period"). Landlord shall give Tenant not less than six (6) months, notice that all or any portion of the Second Expansion Space identified in such notice by size and location, will become available for lease by Tenant on a date within the Second Expansion Period specified in said notice from Landlord, which date shall allow Tenant at least thirty (30) days to construct its tenant improvements before being obligated to pay Rent with respect to such offered Second Expansion Space. Tenant shall have the right and option to elect to lease the applicable Second Expansion Space identified in Landlord's notice, by giving Landlord written notice of such election on or before the date thirty
(30) days after receipt by Tenant of Landlord's notice offering such Second Expansion Space for lease. In the event Tenant does not elect to lease the applicable Second Expansion Space by timely notice to Landlord as required above, Landlord shall have no further obligation to lease such offered space to Tenant and Landlord shall be deemed to have fulfilled its obligation to offer Tenant Second Expansion Space to the extent of the square foot Rentable Area of the Second Expansion Space offered to Tenant but which Tenant does not elect to lease. For illustrative purposes only, if Landlord offers Tenant an increment of Second Expansion Space of 7,500 rentable square feet and Tenant fails to elect to lease such Second Expansion Space pursuant to this Subsection 2.05(a), Landlord will be relieved of its obligation to offer 7,500 rentable square feet of Second Expansion Space to Tenant and Landlord shall only be obligated to offer to Tenant, effective at some time during the Second Expansion Period, another increment or increments of Second Expansion Space of a total area of not less than 1,000 rentable square feet (and up to a total of 9,500 rentable square feet at Landlord's sole election). Notwithstanding the above, Tenant's failure to elect to lease all or any portion of the Second Expansion Space shall not affect Tenant's rights to lease all or a portion of the Third Expansion Space.

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          (b) As a condition to and automatically upon Tenant's exercise of its
Option to lease all or any portion of the Second Expansion Space, Tenant will be deemed to have exercised its Option to Extend the term of the Lease for an additional five (5) year period commencing at the expiration of the Initial Term, on the terms and conditions set forth in Section 4.03 below (including the allowance described in Section 4.03(d) below) and the Base Rent for the Extended Term shall be determined pursuant to Section 4.03(e) below; provided, however Landlord's first notice under Section 2.05(a) shall include Landlord's Determination of the Fair Market Base Rent for the Extended Term and Tenant's first notice of its election to lease Second Expansion Space pursuant to Section 2.05(a) shall indicate whether it agrees or disagrees with Landlord's determination. If Tenant disagrees with Landlord's determination, Tenant shall have no right to withdraw its election to extend the Lease Term and the procedure for determining fair market rental for the Extended Term pursuant to
Section 4.03(e) below shall be used to determine fair market Base Rent for the Extended Term.

          (c) Upon exercise by Tenant of its option pursuant to this Section 2.05, Landlord shall provide Tenant with an allowance of $4.35 per square foot of the Second Expansion Space leased by Tenant to reimburse Tenant for actual costs of leasehold improvements made by Tenant to the Second Expansion Space.

          (d) Tenant shall commence its lease of any applicable Second Expansion Space on the later to occur of (i) the date set forth in Landlord's notice offering the applicable Second Expansion Space, or (ii) the date thirty (30) days after the current tenant of the applicable Second Expansion Space vacates the space, on which date Tenant shall commence paying Base Rent on the applicable Second Expansion Space at the per rentable square foot rate for Expansion Space set forth in Section 1.01 above, as the same may be increased pursuant to the terms of said Section 1.01, Section 4.03 or otherwise in this Lease. In addition, Tenant shall be required to pay Additional Rent (as defined in Section 5.02 and 6.01 below) with respect to the Second Expansion Space and Tenant's Share of Building E and the Project shall be calculated and adjusted as set forth in Subsection 6.01(b)(iii) below. . (e) In the event Landlord is required to relocate one or more tenants of Building E to make the Second Expansion Space, or portion thereof, available to Tenant, Tenant will reimburse Landlord for any Moving Expenses incurred by Landlord in relocating such tenant or tenants; provided, however, Tenant shall not be obligated to pay more than a cumulative total amount of $127,000.00 for reimbursement of such Moving Expenses under this Subsection 2.05(e) and 2.06(e) below. The term "Moving Expenses" shall include the actual costs incurred in connection with a physical move to a location not more than fifty (50) miles from the Property, including breakdown and packing, moving and set-up at the Premises, necessary technical and support services in connection with the disconnection of electrical and computer equipment and reinstalling such equipment at the relocated premises and printing services required to replace inventory of tenant's printed materials, including without limitation, stationary, brochures, and business cards, all as evidenced by invoices or other written substantiation submitted to Tenant.

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          (f) Landlord and Tenant shall enter into an amendment to this Lease within thirty (30) days after Tenant's written election to lease any portion of the Second Expansion Space, or portion thereof, which amendment shall set forth the changes to the Lease as may be required by this Section 2.05 and as otherwise reasonably appropriate. Landlord shall prepare and present a proposed amendment as contemplated by this Subsection and Tenant shall have five (5) days after receipt thereof to execute the same or respond with reasonable requested revisions thereto.

          (g) Landlord shall have no obligation to provide notices or allow Tenant to occupy any Second Expansion Space during any period in which a material Event of Default by Tenant exists under this Lease. In addition, notwithstanding anything herein to the contrary, in the event there is more than one material Event of Default by Tenant under Section 13.01 below in any eighteen (18) month period during the Lease Term, at Landlord's election and in its sole discretion, by written notice to Tenant Landlord may terminate all future rights of Tenant to lease the Second Expansion Space pursuant to this
Section 2.05 in which event the same shall become, null and void and Tenant shall have no further rights under this Section 2.05. For purposes of this Subsection (g), the term "material" shall mean cumulative monetary default(s) in excess of $50,000.00 which is not cured within the applicable cure period set forth in Section 13.01 below.

     2.06 Option to Lease Third Expansion Space.

          (a) Provided and on the condition that the Lease Term has been extended pursuant to Section 2.05(b) or Section 4.03 below, Tenant shall have the option to lease, and Landlord shall have the obligation to provide, additional space (the "Third Expansion Space") with a Rentable Area of between 17,000 and 34,000 square feet (as determined by Landlord in its sole discretion), to be located in Building E. The Third Expansion Space may, as determined by Landlord, be made available in either a single block of space or one or more contiguous or non-contiguous spaces in said Building E and shall be made available for lease by Tenant at one or more times between the eighty-seventh (87th) and one hundred second (102nd) months of the Lease Term (the "Third Expansion Period"). Landlord shall give Tenant not less than twelve
(12) months notice that all or any portion of the Third Expansion Space identified in such notice by size and location will become available for lease by Tenant on a date within the Third Expansion Period specified in said notice from Landlord, which date shall allow Tenant at least thirty (30) days to construct tenant improvements before becoming obligated to pay Rent on the offered Third Expansion Space. Tenant shall have the right and option to elect to lease the applicable Third Expansion Space identified in Landlord's notice, by giving Landlord written notice of such election on or before the date thirty
(30) days after receipt by Tenant of Landlord's notice offering such Third Expansion Space for lease. In the event Tenant does not elect to lease the applicable Third Expansion Space by timely notice to Landlord as required above, Landlord shall have no further obligation to lease such offered space to Tenant and Landlord shall be deemed to have fulfilled its obligation to offer Tenant Third Expansion Space to the extent of the square foot Rentable Area of the Third Expansion Space offered to Tenant but which Tenant does not elect to lease.

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
          (b) Upon and simultaneously with Tenant's exercise of its option to lease all or any portion of the Third Expansion Space, Tenant will have an option to extend the Term of the Lease for two (2) years from the date on which the first Extended Term would otherwise expire (the "Second Extended Term"). Tenant shall notify Landlord of such election to extend the term of the Lease pursuant to this subsection at the same time as Tenant notifies Landlord of its election to lease the Third Expansion Space.

          (c) Landlord's first notice under Section 2.06(a) shall include Landlord's Determination of the Fair Market Base Rent for the Third Expansion Space during the remainder of the Extended Term and for the Second Extended Term (if exercised by Tenant) and Tenant's first notice of its election to lease Third Expansion Space pursuant to Section 2.06(a) shall indicate whether Tenant elects to exercise the option to extend for the Second Extended Term and whether or not Tenant agrees or disagrees with Landlord's Determination of Fair Market Base Rent for the Third Expansion Space for the remainder of the Extended Term and, if applicable, for the entire Premises for the Second Extended Term. If Tenant elects to exercise its option to lease Third Expansion Space and, if applicable, its exercise of its option to Lease the Premises for the Second Extended Term, but Tenant disagrees with Landlord's Determination of Fair Market Base Rent for the same, Tenant shall have no right to withdraw its election to lease the Third Expansion Space or to extend the Lease Term for the Second Extended Term and the procedure for determining fair market rental for the Third Expansion Space for the remainder of the Extended Term and the Second Extended Term, if applicable, shall be completed pursuant to Section 4.03 (e) below.

          (d) Subject to exercise by Tenant of its option to extend the Lease for the Second Extended Term pursuant Subsection 2.06(b) above, Landlord shall provide Tenant with an allowance of up to $4.65 per square foot of the Third Expansion Space leased by Tenant to reimburse Tenant for actual costs for leasehold improvements made by Tenant to the Third Expansion Space.

          (e) Tenant shall commence its lease of any applicable Third Expansion Space on the later to occur of (i) the date set forth in Landlord's notice offering the applicable Third Expansion Space, or (ii) the date thirty (30) days after the current tenant of the applicable Third Expansion Space vacates the space, on which date Tenant shall commence paying Base Rent on the applicable Third Expansion Space at the greater of (i) the fair market rental value of the Third Expansion Space as determined by Landlord and Tenant pursuant to the procedures of Section 4.03 below, or (ii) the per rentable square foot rate for the remainder of the Premises pursuant to this Lease as is in effect at the time of the commencement by Tenant of its Lease of the applicable Third Expansion Space, as the same may be increased pursuant to the terms of said Section 1.01,
Section 4.03 or otherwise in this Lease. In addition, Tenant shall be required to pay Additional Rent (as defined in Section 5.02 and 6.01 below) with respect to the Third Expansion Space and Tenant's Share of Building E and the Project shall be calculated and adjusted as set forth in Subsection 6.01(b)(iii).

          (f) In the event Landlord is required to relocate one or more tenants of Building E to make the Third Expansion Space, or portion thereof, available to Tenant, Tenant

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will reimburse Landlord for any Moving Expenses (as defined in Subsection
2.05(e) above) incurred by Landlord in relocating such tenant or tenants in accordance with and subject to the limitations of Section 2.05(e) above. Notwithstanding the above, in the event any tenant or tenants which Landlord is required to relocate in order to make all or any portion of the Third Expansion Space available for lease by Tenant, had an initial lease term of at least seven
(7) years and are required to be relocated only after the expiration of such initial term, Landlord shall contribute up to $2.65 per square foot of the Third Expansion Space occupied by such relocated tenant or tenant for such Moving Expenses up to a total of $90,000.00 and, subject to the dollar limitations set forth in Section 2.05(e) above Tenant shall only be required to reimburse Landlord pursuant to this Subsection 2.06(f) for such Moving Expenses in excess of the amount to be paid by Landlord pursuant to this Subsection 2.06(f).

          (g) Landlord and Tenant shall enter into an amendment to this Lease within thirty (30) days after Tenant's written election to lease any portion of the Third Expansion Space, or portion thereof, which amendment shall set forth the changes to the Lease as may be required by this Section 2.05 and as otherwise reasonably appropriate. Landlord shall prepare and present a proposed amendment as contemplated by this Subsection and Tenant shall have five (5) days after receipt thereof to execute the same or respond with reasonable requested revisions thereto.

          (h) Landlord shall have no obligation to provide notices or allow Tenant to occupy any Third Expansion Space during any period in which a material Event of Default by Tenant exists under this Lease. In addition, notwithstanding anything herein to the contrary, in the event there is more than one material Event of Default by Tenant under Section 13.01 below in any eighteen (18) month period during the Lease Term, at Landlord's election and in its sole discretion, by written notice to Tenant Landlord may terminate all future rights of Tenant to lease the Third Expansion Space pursuant to this Section 2.06 and such provisions shall become null and void and Tenant shall have no further rights under this Section 2.06. For purposes of this Subsection (h), the term "material" shall mean cumulative monetary default(s) in excess of $50,000.00 which is not cured within the applicable cure period set forth in Section 13.01 below.

     2.07 Holdover of Tenancies in Expansion Space. If the date that any portion of the First, Second or Third Expansion Space is to be available to Tenant is delayed beyond the date specified in Landlord's notice (including the thirty
(30) days allocated for construction of Tenant's improvements) due to holding over by the prior tenant, Landlord shall aggressively pursue eviction of such tenant so as to enable Tenant to take occupancy of the subject Expansion Space as soon as practicable and, to the extent Landlord receives holdover rent from such tenant in excess of the rental which would have been paid by Tenant under this Lease had Tenant been able to occupy the Premises as contemplated herein during such holdover period, Tenant shall be entitled to receive such excess compensation as full satisfaction of any obligation of Landlord to provide Tenant occupancy of the applicable Expansion Space during such holdover period.

                            ARTICLE III: IMPROVEMENTS

     3.01 Construction of Building F and Premises in Building F.

          (a) Completion Schedule. Attached hereto as Exhibit D is a schedule (the "Work Schedule") agreed upon by Landlord and Tenant setting forth the estimated timetable for the planning, permitting, construction and completion of the Premises to be built within the Building F on the Property legally described in Exhibit A-1.

          (b) Building and Premises Plans. A list of the plans and specifications for the sitework and Building shell are attached hereto as Exhibit E-1 and by this reference incorporated herein (the "Building F Shell Plans"). In addition to the Building F Shell Plans, Landlord's architect, JPC Architecture Group, in cooperation with Tenant and its consultants, shall prepare final working drawings and specifications for the improvements to the Premises (the "Tenant Improvement Plans for Building F") which shall be subject to the approval of Landlord and Tenant in accordance with the Work Schedule and which, when approved, shall be attached hereto as Exhibit E-3. The Building F Shell Plans and the Tenant Improvement Plans for Building F are together referred to herein as the "Plans." After final approval of the Tenant Improvement Plans for Building F, no material changes to such Tenant Improvement Plans for Building F shall be made except with the approval of both Landlord and Tenant.

          (c) Construction of Building F and Premises in Building F. Landlord shall work with Sierra Construction Company or other contractor chosen by Landlord (the "Contractor") for construction of the Building and the tenant improvements to the Premises in Building F ("Building F Tenant Improvements"). It is the intent of Landlord and Tenant that Landlord shall enter into a separate or supplemental guaranteed maximum price contract with Contractor for construction of the Building F Tenant Improvements and that Contractor will competitively bid the subcontracts to qualified subcontractors with final subcontracts being awarded by Contractor. Tenant shall have the right to provide input on the selection of the electrical design/build subcontractor and Landlord shall accommodate Tenant's desires with respect to the same to the extent economically and practically reasonable in Landlord's discretion. After the Tenant Improvement Plans for Building F have been prepared, and approved by the parties, final pricing has been approved by Landlord and Tenant and building permits have been issued, Landlord shall cause the Building and the Premises to be constructed by the Contractor in accordance with the Plans. Landlord shall supervise the completion of such work and shall use its good faith efforts to secure substantial completion of the work in accordance with the Work Schedule. The cost of such work shall be paid as provided in Paragraph 3.01(d) below.

          (d) Payment for Construction of Building and Premises

               (1) Subject to Sections 3.01(d)(2) and (3) below, Landlord shall pay for the following costs:

                    (aa) Payment of the cost of preparing the Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects necessary to complete the Plans.

                    (bb) The payment of plan check, permit and license fees relating to construction of the Building and the Premises.

                    (cc) Construction of the Building pursuant to the Building Shell Plans on a "turn-key" basis.

               (2) Landlord shall provide the following funds in connection with the design and construction of the Building F Tenant Improvements:

                    (aa) Within five (5) business days after presentation to Landlord of invoices or other reasonable substantiation, Landlord will pay up to the sum of $10,120.00 for the cost of space planning, design and construction drawings incurred in connection with the planning and design of the Building F Tenant Improvements. Any such costs in excess of $10,120.00 shall be paid by Tenant upon receipt by Tenant of invoices for the same (or be funded from the allowance available under Subsection (bb).

                    (bb) Landlord will pay up to the sum of $25.00 per square foot of the Premises in Building F, to the extent and at the time the same are improved, which allowance shall be applied to space planning, construction drawings, fees and permits and hard costs as reflected in the construction contract and changes thereto, and Washington State Sales Tax with respect to the Building F Tenant Improvements pursuant to the Tenant Improvement Plans for Building F. Except as otherwise provided by Subsection (cc) below, any such costs in excess of $25.00 per square foot of the Premises in Building F improved pursuant to Tenant Improvement Plans for Building F shall be paid by Tenant into Landlord's construction account simultaneously with execution by Landlord of the construction contract for the same.

                    (cc) At Tenant's written election to Landlord at the time of Landlord's entering into of the construction contract for the Tenant Improvements, Landlord shall fund up to an additional $420,000.00 toward the cost of the Tenant Improvements in excess of the per square foot allowance provided in (bb) above; provided, that, as a condition to Landlord's obligation to fund such excess improvements, Landlord and Tenant shall enter into an amendment to this Lease so as to increase the Base Rent for the Building F Premises by an amount necessary to amortize the total amount of excess costs paid by Landlord pursuant to this Subsection (cc) over the initial Term of this Lease at a 10.47% effective annual amortization rate.

                    (dd) Landlord shall provide an allowance of $7,000.00 to be used to pay for a security system to be installed in the Premises, payable within five (5) business days after Tenant's presentation to Landlord of an invoice or other reasonable substantiation of the cost of such system.

               (3) Tenant will, at its sole cost and expense, pay for any improvements to the Premises not expressly included in the Plans and shall arrange for the installation of all Tenant's furniture, fixtures and equipment associated with its business. Costs associated with Tenant's equipment, layout, design and construction coordination for any improvements not expressly included in the Plans are also the sole responsibility of Tenant.

          (e) Delay in Completion. If there shall be a delay in substantial completion of Building F or the Premises or the issuance of a Certificate of Occupancy for the same as a result of:

               (1) Tenant's failure to approve any item or perform any other obligation in accordance with and by the date specified in the Work Schedule within five (5) business days after receipt of notice from Landlord;

               (2) Tenant's request for changes in materials, finishes or installations other than those readily available;

               (3) Tenant's request to deviate from the Plans; or

               (4) Tenant's interference with Landlord's construction of the Building or the Premises during Tenant's work within the Premises (whether such work is performed by Tenant or its contractor or by Landlord or its contractor on Tenant's behalf);

               (5) Tenant's failure to provide funds, the LC and/or Bond, or to otherwise comply with its obligations under this Lease;

(each a "Tenant Delay") then the Commencement Date of the Term of the Lease shall be accelerated by the number of days of such delay. In the event Landlord claims any such failure, request or interference will cause such a delay, Landlord shall promptly notify Tenant thereof. The Building and the Premises shall be deemed substantially complete notwithstanding the fact that minor details of construction, mechanical adjustments or decorations which do not materially interfere with Tenant's use and enjoyment of the Building remain to be performed (items normally referred to as "punch list" items).

     3.02 Completion and Delivery. The term "substantial completion" as used in the Lease shall mean the date of substantial completion of the Building and Premises in accordance with the Plans such that Tenant may commence the installation of any of Tenant's equipment (to the extent such equipment is not already begun pursuant to Section 4.01) and occupy the Premises for the conduct of its business (subject to the completion of any additional construction to be performed by Tenant). Certification by Landlord's architect (and confirmation by Tenant's architect) as to the substantial completion of the Premises shall be conclusive and binding upon Landlord and Tenant. By taking occupancy of the Premises, Tenant shall be deemed to have accepted the Premises and the Building as substantially complete, except that Tenant shall, within five (5) business days after entering into possession of the Premises, provide Landlord with a list of incomplete and/or corrective items present in the Premises. Landlord shall diligently complete, as soon as reasonably possible, any items of work and adjustment on such list as are not completed upon substantial completion of the Premises. Tenant's acceptance of the Premises pursuant to this Subsection 3.02 shall not extend to any defects which are not reasonably ascertainable during a visual inspection.

     3.03 Construction of Tenant Improvements in Building E. Construction of Tenant's improvements to each portion of the First Expansion Space, Second Expansion Space and Third Expansion Space shall be managed by Tenant and made by contractors of Tenant's choice, and Tenant shall bear full responsibility for the cost of such improvements, subject to any applicable tenant improvement allowance provided by Landlord under this Lease. Tenant's plans for improvements of each such portion of the Expansion Space shall be subject to Landlord's prior written approval, which shall not be unreasonably withheld or delayed. Landlord's decisions regarding such plans shall be made within thirty (30) days after Landlord's receipt of the same together with a request by Tenant for approval pursuant to this Section 3.03. If Landlord does not inform Tenant of its decision with respect to such plans within such thirty (30) day period, such plans shall be deemed approved. Other than as expressly set forth herein, all improvements and alterations made by Tenant shall be completed in accordance with Section 9.02 and 9.03 below. The aforementioned thirty (30) day period shall not diminish Tenant's right to have a thirty (30) day period following vacancy by the previous tenant to construct its tenant improvements prior to the commencement of Rent for the Expansion Space in question.

     3.04 Right to Terminate. In the event (a) the Premises have not been substantially completed by July 6, 1999, due to delays not within Landlord's reasonable control (as defined below); or (b) the Premises have not been substantially completed by June 4, 1999 due to delays within Landlord's reasonable control (but in no way resulting from any Tenant Delays) then Tenant may elect to terminate this Lease by written notice to Landlord, in which event this Lease shall terminate, Tenant shall receive a refund of its security deposit and prepaid rent, if any, as well as the return and termination of the LC and Bond provided pursuant to Section 17.26 (or any proceeds thereof) and neither party shall have any further rights or obligations hereunder. For purposes of this Section 3.04, the term "delays beyond Landlord's reasonable control" shall mean any delays resulting from Tenant's acts or omissions (including without limitation any Tenant Delay described in Section 3.01 (e) above), inclement weather (defined as weather which delays critical path activities of construction of the Improvements), earthquake, flood, fire or other casualty, strike or other labor trouble, material shortages, governmental controls, or any other cause, whether similar or dissimilar to the above, beyond Landlord's reasonable control (any of which delays are referred to herein as "delays beyond Landlord's reasonable control". Except as expressly contemplated above in this Section 3.04, Landlord shall not be liable to Tenant or any other party, nor shall Tenant have any recourse against Landlord, for any direct or indirect damages as a result of Landlord's failure to deliver the Premises to Tenant within the time periods contemplated herein and/or in the Work Schedule.

                                ARTICLE IV: TERM

     4.01 Term. The Term shall commence ("Commencement Date") on the later to occur of (a) the date of substantial completion of the Premises, or (b) the date of receipt of a temporary certificate of occupancy or other approval by the City of Bothell allowing occupancy of the Premises by Tenant; provided, however, that the Commencement Date shall be subject to acceleration for delays in completion of the Building or the Premises attributable to Tenant, as more particularly set forth in this Lease. The Term shall expire at the expiration of the Lease Term of seven (7) years set forth in Section 1.01, unless sooner terminated or extended as provided in Sections 2.05(b), 2.06(b) and 4.03. Notwithstanding the above, Landlord agrees to use its good faith efforts to allow Tenant limited access to the Building F thirty (30) days prior to the Commencement Date or otherwise as mutually agreed by Landlord and Tenant; provided, that Tenant's entry into the Building during such period shall be limited to installation of Tenant's furniture, fixtures and equipment; provided, further that such early entry by Tenant shall in no way interfere with or cause delays in Landlord's construction; and provided further that such early entry by Tenant shall be at Tenant's sole risk and Tenant shall be deemed to have waived and released Landlord, its agents, employees and contractors from and with respect to any personal injury or property damage resulting from, during or in connection with such early occupancy.

     4.02 Notice of Commencement Date. Landlord shall inform Tenant of the estimated date of substantial completion at least fifteen (15) days prior to such date. At such time as the date of substantial completion and the Commencement Date have been determined, Landlord shall deliver to Tenant a written confirmation in the form attached hereto as Exhibit F ("Notice of Commencement") of said dates of substantial completion and the Commencement Date. The Notice of Commencement shall be binding upon Tenant unless Tenant objects to the Notice in writing delivered to Landlord within five (5) days of Tenant's receipt of said Notice of Commencement.

     4.03 Option to Extend. Landlord hereby grants Tenant the right to extend the term of the Lease for an additional period of five (5) years (such extended period is hereinafter referred to as the "Extended Term") on the same terms and conditions contained in the Lease, except that (i) Base Rent for the Extended Term shall be as set forth hereinbelow, and (ii) no additional options to extend shall apply following the expiration of the Extended Term. Except as otherwise provided in Section 2.05(b) and 2.06(b), written notice of Tenant's exercise of its option to extend ("Option to Extend") the Term of this Lease for the Extended Term must be given to Landlord no less than thirteen (13) months prior to the date the Term of the Lease would otherwise expire. If Tenant is in material default under this Lease, Tenant shall have no right to exercise its Option to Extend the Term of this Lease pursuant to this Section 4.03 until such default is cured; provided, that the period of time within which said option may be exercised shall not be extended or enlarged by reason of Tenant's inability to exercise said option because of a default. In the event Tenant validly exercises its Option to Extend the Term of this Lease as herein provided, Base Rent shall be adjusted as of the commencement date of the Extended Term as follows:

          (a) Except in the event of an election by Tenant of its Option to Extend pursuant to Section 2.05(b) or 2.06(b) (which shall be controlled by such Subsections and Subsection 4.03(e) below), within thirty (30) days after exercise of its Option to Extend by Tenant, Landlord shall provide Tenant with Landlord's determination of the fair market Base Rent for the Extended Term, including periodic increases as dictated by the current market ("Landlord's Determination of Base Rent for Extended Term"). Tenant shall provide notice to Landlord within ten (10) business days after receipt of such notice from Landlord as to whether Tenant accepts Landlord's Determination of Base Rent for Extended Term and, at such time Tenant may notify Landlord that Tenant revokes its exercise of its Option to Extend, in which event Tenant will have no further rights under this Section. Tenant shall have no such right to revoke its exercise of its Option to Extend exercised or deemed to be exercised pursuant to Sections 2.05(b) or 2.06(b) above. In the event Tenant does not agree to Landlord's Determination of Base Rent for Extended Term but does not elect to revoke the exercise of its Option to Extend pursuant to the above sentence, Landlord and Tenant shall attempt to agree upon Base Rent for the Premises for the Extended Term, such rent to be the fair market rental value of the Premises for the Extended Term, as defined in Subsection (d) below. If the parties are unable to agree upon the Base Rent for the Extended Term by the date three (3) months prior to the commencement of the Extended Term, then within ten (10) days thereafter each party, at its own cost and by giving notice to the other party, shall appoint a real estate appraiser with at least five (5) years full-time commercial real estate appraisal experience in the area in which the Premises are located to appraise and set Base Rent for the Extended Term. If a party does not appoint an appraiser within ten (10) days after the other party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall set Base Rent for the Extended Term. If each party shall have so appointed an appraiser, the two appraisers shall meet promptly and attempt to set the Base Rent for the Extended Term. If the two appraisers are unable to agree within thirty (30) days after the second appraiser has been appointed, they shall attempt to select a third appraiser meeting the qualifications herein stated within ten (10) days after the last day the two appraisers are given to set Base Rent. If the two appraisers are unable to agree on the third appraiser within such ten (10) day period, either of the parties to this Lease, by giving five (5) days notice to the other party, may apply to the then presiding judge of the Superior Court of King County for the selection of a third appraiser meeting the qualifications stated in this paragraph. Each of the parties shall bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser's fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party.

          (b) Within thirty (30) days after the selection of the third appraiser, a majority of the appraisers shall set Base Rent for the Extended Term. If a majority of the appraisers are unable to set Base Rent within the stipulated period of time, the three appraisals shall be added together and their total divided by three (3). The resulting quotient shall be the Base Rent for the Premises during the Extended Term. If, however, the low appraisal and/or the high appraisal is/are more than ten percent (10%) lower and/or higher than the middle appraisal, the low appraisal and/or the high appraisal shall be disregarded. If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2), and the resulting quotient shall be Base Rent for the Premises during the Extended Term.

          (c) For purposes of the appraisal, the term "-fair market rental value-" shall mean the price that a ready and willing tenant would pay, as of the Extended Term commencement date, as rent to a ready and willing landlord of premises comparable to the Premises in the Kirkland/Bellevue/Redmond/Bothell market, if such premises were exposed for lease on the open market for a reasonable period of time; including any rent increases and, only if the determination of rent is made within twelve (12) months of commencement of the Extended Term, prevailing rent concessions over the Extended Term to the extent normal under then current market conditions; provided, that Base Rent for any applicable Extended Term shall not be less than the Base Rent in effect during the month immediately preceding the commencement of such Extended Term.

          (d) In the event Tenant exercises its Option to Extend pursuant to this Section 4.03 (but not in the event of an exercise of the second option pursuant to Section 2.06(b) above), Landlord shall provide Tenant with an allowance of up to $4.65 per square foot of the Building F Premises to reimburse Tenant for actual costs for leasehold improvements of the Premises made by Tenant to the Building F Premises.

          (e) In the event Tenant is deemed to exercise its Option to Extend pursuant to this Section 4.03 in connection with its lease of the Second Expansion Space pursuant to Section 2.05(b) above, Landlord shall, within thirty
(30) days after exercise by Tenant of such option, forward to Tenant Landlord's Determination of Base Rent of Extended Term for the Extended Term and Tenant shall have the option, by written notice to Landlord within thirty (30) days after receipt of Landlord's Determination of (i) electing to accept Landlord's Determination of Base Rent for the Extended Term, (ii) electing to defer determination of the fair market rental value for the Extended Term until the date twelve (12) months prior to the commencement of the Extended Term (in which event the procedures of 4.03 (a)-(c) above, to the extent applicable, shall commence as of such date), or (iii) electing to determine the fair market rental value pursuant to the provisions of this 4.03 as soon as practicable after the deemed exercise by Tenant of this Option to Extend, which fair market rental value shall be determined as of the date of such deemed exercise (but shall not be less than the Base Rent in effect at such time) and the Base Rent commencing at the commencement of the Extended Term or Second Extended Term, as applicable, shall be such fair market rental value determined after the deemed exercise of Tenant's Option to Extend, increased by four and one-half percent (4.5%) per annum (prorated as applicable) from the date of such determination to the commencement of the Extended Term.

                                 ARTICLE V: RENT

     5.01 Base Rent. The Base Rent ("Base Rent") shall be as set forth in
Section 1.01, subject to adjustment to the extent applicable pursuant to Sections 2.03, 3.01(d)(2)(cc), and 4.03 above. The Base Rent shall be paid in advance on the first day of each and every month during the Term to Landlord at the address set forth in Section 1.01 hereof, or at such other place as Landlord may direct in writing pursuant to Section 5.05, without any prior demand therefor and without any abatement, deduction or setoff whatsoever. If the Term commences on any day other than the first day of a calendar month and/or ends on any day other than the last day of a calendar month, Base Rent for the fraction(s) of a month at the commencement and/or upon the expiration of the Term shall be prorated based upon the actual number of days in such fractional month(s). Simultaneously with execution of this Lease, Tenant shall pay to Landlord the Prepaid Rent specified in Section 1.01, which shall be applied to Tenant's Base Rent obligation for the first month of the Lease Term.

     5.02 Additional Rent. In addition to Base Rent, Tenant shall pay to Landlord all sums of money or other charges required to be paid by the Tenant under this Lease (other than Base Rent and the Prepaid Rent), including but not limited to Operating Expenses (as defined in Article VI hereof) (all such sums being herein deemed "Additional Rent"), whether or not the same are designated "Additional Rent" the same shall be payable in lawful money of the United States of America without deduction, set-off or abatement whatsoever. Any Additional Rent provided for in this Lease shall become due with the next monthly installment of Base Rent unless otherwise provided. The term "Rent", as used in this Lease, shall refer collectively to "Base Rent" and "Additional Rent."

     5.03 Late Payment. If any payment of Rent is not received by Landlord within ten (10) days after the same is due, Tenant shall pay to Landlord a late payment charge equal to five percent (5%) of the amount of such delinquent payment of Rent in addition to the installment of Rent then owing, regardless of whether or not a notice of default has been given by Landlord. In addition, Tenant shall pay interest on such late payment and late charge from and after the expiration of thirty (30) days following the due date of the late payment at an interest rate equal to the lesser of (a) the prevailing prime (reference) rate as published by Seafirst Bank (or any successor bank) at its Seattle main branch office, or any successor rate of interest, plus three (3) percentage points, or (b) the maximum rate permitted by applicable law (hereafter the "Default Rate"), until such amounts are paid. Landlord and Tenant recognize that the damages which Landlord will suffer as a result of Tenant's failure to timely pay Rent are difficult or impracticable to ascertain, and agree that said interest and late charge are a reasonable approximation of the damages which Landlord will suffer in the event of Tenant's late payment. This provision shall not relieve Tenant from payment of Rent at the time and in the manner herein specified. Acceptance by Landlord of any such interest and late charge shall not constitute a waiver of Tenant's default with respect to said overdue amount, nor shall it prevent Landlord from exercising any other rights or remedies available to Landlord.

     5.04 Security Deposit. Simultaneously with execution of this Lease, Tenant shall deposit with Landlord the sum specified as the Security Deposit in Section
1.01 of this Lease. This deposit shall constitute partial consideration for the execution of this Lease. Landlord shall pay Tenant the remaining balance thereof, less any Rent or other sums then due Landlord, without any liability for interest thereon, within thirty (30) days after the expiration or prior termination of the Lease Term, or any extension thereof. Landlord shall be entitled to withdraw from the deposit the amount of any unpaid Base Rent, Additional Rent or other charges not paid to Landlord when due, and Tenant shall immediately re-deposit an amount equal to that so withdrawn within ten (10) days of demand.

     5.05 Place of Payment. All Rent and any other payments due Landlord by Tenant under this Lease shall be paid at the address set forth in Section 1.01 or at such other place as Landlord may direct in accordance with Section 17.01; provided, that notice of a change of address shall become effective fifteen (15) days after Tenant's receipt of the notice.

                     ARTICLE VI: ADDITIONAL RENT AND CHARGES

     6.01 Operating Expenses. In addition to Base Rent and other sums payable by Tenant under this Lease, Tenant shall pay to Landlord, as Additional Rent, Tenant's Share of the Operating Expenses (as such term is defined below).

          (a) Estimated Expenses. Upon the Commencement of the Lease Term, and thereafter prior to the commencement of each calendar year occurring wholly or partially within the Term, Landlord shall estimate the annual Operating Expenses payable by Tenant pursuant to this provision, and Tenant shall pay to Landlord on the first day of each month in advance, one-twelfth (1/12th) of Tenant's Share of such estimated amount. In the event that during any calendar year of the Term (but not more than once in any calendar year), Landlord determines that the actual Operating Expenses for such year will exceed (or be less than) the estimated Operating Expenses, Landlord may revise such estimate by written notice to Tenant, in reasonably sufficient detail to substantiate the revisions, and Tenant shall pay to Landlord, concurrently with the regular monthly rent payment next due following the receipt of the revised estimate, an amount equal to one monthly installment thereof multiplied by the number of months expired during such calendar year to and including the month of such payment, if an excess is due, or in the event Landlord's estimate is less than the prior estimate, Tenant shall receive a credit against its next payment of Operating Expenses for any overpayment by Tenant to date. Subsequent installments shall be payable concurrently with the regular monthly Base Rent due for the balance of the calendar year and shall continue until the next calendar year's estimate is rendered. Within ninety (90) days following the end of each year, Landlord shall provide Tenant with a written statement of the actual total Operating Expenses for such year, in reasonably sufficient detail with supporting documentation as Tenant may reasonably request to verify such expenses, and there shall be an adjustment made to account for any difference between Tenant's Share of the actual and the estimated Operating Expenses for the previous year. If Tenant has overpaid the amount of Operating Expenses owing pursuant to this provision, Landlord shall, provided Tenant is not in default of any Rent or other monetary payment hereunder, credit such overpayment to Tenant's account or promptly refund such overpayment if this Lease has terminated or expired. If Tenant has underpaid the amount of Operating Expenses owing pursuant to this provision, Tenant shall pay the total amount of such deficiency to Landlord as Additional Rent with the next payment of Base Rent due under this Lease following delivery of written notice of said deficiency from Landlord to Tenant. Landlord shall keep its books of account and records concerning Operating Expenses in compliance with generally accepted accounting principles and retain the same for three (3) years after the calendar year for which they were prepared. Unless Tenant objects in writing regarding specific discrepancies in the Operating Expense calculations for any calendar year within six (6) months after receipt of Landlord's final calculations for such calendar year,

Tenant shall be deemed to have approved the same and to have waived the right to object to such calculations. Tenant has the right to audit Landlord's books and records for Operating Expenses for any calendar year, at any time within the six
(6) month period following Tenant's receipt of Landlord's final calculations for such applicable calendar year, with or without specific objection or discrepancy in mind. Tenant shall pay for any such audit unless such audit reveals an overpayment by Tenant of more than $10,000.00 for an applicable calendar year, in which event Landlord shall pay the cost of such audit. In the event Landlord disputes any discrepancy in Tenant's audit, at Landlord's request, the matter shall be submitted to binding arbitration with the American Arbitration Association in its Seattle, Washington office. Upon any final determination of overpayment or underpayment by Tenant of Operating Expenses pursuant to this
Section 6.01, the party owing the payment or refund to the other shall pay the same, together with interest thereon at the rate set forth in Section 5.03 above from the date of the determination within ten (10) days after such determination. Notwithstanding anything in this Section 6.01 to the contrary, commencing with the second calendar year of the Lease Term, Tenant's Share of Common Area maintenance costs (defined as the cost of landscaping, parking sweeping and snow removal, janitorial and other controllable expenses associated with the physical upkeep of the Common Areas) shall not increase by more than seven percent (7%) per calendar year on a cumulative basis.

          (b) Defined Terms.

          (i) Operating Expenses Inclusions. For purposes of this Lease, "Operating Expenses" means an amount equivalent to the total of all expenses and costs incurred in connection with the ownership, operation, management, maintenance and repair of the Building, the Property, and the Common Areas, including, without limitation:

               A. The costs of operating, maintaining, repairing and making replacements to the Common Areas, the Building and the Premises, including but not limited to: gardening and landscaping; painting; lighting; sanitary control; personal property taxes; public liability insurance and property damage insurance; utilities for Common Areas; licenses and fees for Common Area facilities; sweeping; removal of snow and ice, trash, rubbish, garbage and other refuse; repairing, restriping and resurfacing of parking area; and maintenance of and property taxes on personal property, machinery and equipment used in Common Area maintenance.

               B. All Real Property Taxes (as defined below) assessed against the Project or Property, as applicable, including land, Building and improvements thereon or thereto.

               C. All premiums for fire, extended coverage and other insurance the Landlord reasonably deems necessary and keeps in force on or with respect to the Project, Property or Building of which the Premises are a part and commercially reasonable deductibles payable in connection therewith.

               D. The cost of operating, maintaining, repairing and replacing any electrical, mechanical, automatic fire sprinkler and other utilities systems serving the Premises which serve the Premises in common with the entire Building.

               E. The cost of maintenance and repair of the roof, exterior walls, membrane, foundation, and other exterior portions of the Building, and reasonable reserves for the same.

               F. Reasonable property management charges in an amount not to exceed current market rates for similar management arrangements between unrelated parties.

               G. Costs of repairs, replacements, equipment and improvements which are necessary to adequately maintain or protect the Project, Building and Common Areas and/or which are required by law or governmental regulation enacted after the date of this Lease, which are of a capital nature (as determined by GAAP accounting), and reasonable reserves for the same; provided, that for capital repairs, replacement, equipment and improvements which have an estimated life which extends beyond the Lease Term (as the same may be extended) the cost thereof shall be prorated based upon a straight-line amortization over said estimated life and in the case of equipment, the extent to which the equipment is used for the benefit of the Project, Building and Common Areas, rather than for other property.

               H. Any other costs levied, assessed or imposed by or at the direction of, or resulting from statutes or regulations or interpretations thereof promulgated by any federal or governmental authority in connection with the use or occupancy of the Project.

               I. Assessments made on or with respect to the Property made pursuant to any CC&Rs, PUD conditions and/or owner's associations affecting the Property.

               J. Compensation (including wages and employer paid benefits and taxes ) of employees and contractors to the extent engaged in the operation and maintenance of the Property and/or Building.

          (ii) Operating Expense Exclusions. Notwithstanding the foregoing, Operating Expenses to be reimbursed by Tenant shall not include:

               A. Expenses which are separately metered or reasonably allocated to the Premises or other leased area of the Building, which expenses shall be billed separately to Tenant or such other tenant, as applicable.

               B. Costs incurred in connection with the initial construction or design of the Building or to correct defects in the original construction or design of the Building or Common Areas.

               C. Depreciation.

               D. Costs, fines or penalties incurred due to violation by Landlord of any applicable law.

               E. Expenses incurred by Landlord in respect of individual tenants and/or the improvement or renovation of tenants' leasehold improvements, including leasing commissions, attorneys' fees arising from lease disputes and other specific costs incurred for the account of specific tenants.

               F. Repairs or replacements to the extent that the cost of the same is recoverable by the Landlord pursuant to original construction warranties.

               G. Interest on debt, return on equity, or capital retirement of debt, including mortgage and ground lease payments and costs of capital improvements except as expressly provided above.

               H. Legal fees and disbursements relating to legal matters other than such fees and costs directly relating to Operating Expense issues in connection with the Building, Premises and/or Common Areas.

               I. Landlord's general overhead, including salaries and benefits of employees to the extent not engaged in the operation and maintenance of the Property and/or Building;

               J. Costs of repairs necessitated by condemnation or damage or casualty or the wrongful or negligent act or omission of any person other than Tenant, its agents, employees or contractors, except for the cost of reasonable deductibles;

               K. Cost of services provided to other tenants but not to Tenant.

               L. Cost of services to the extent materially in excess of competitive market rates.

               M. Costs incurred in connection with making the systems serving the Project, Property, Building, Premises or Common Areas "year 2000 compliant" i.e., able to accurately process date/time data from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations, to the extent such technology is available at the time of Landlord's installation of the systems and Landlord should have reasonably been expected to incur such costs in connection with its initial development of the Project, Property, Building, Premises or Common Areas, as applicable.

     Additional Rent payable by Tenant which would not otherwise be due until after the date of the expiration or earlier termination of the Lease shall, if the exact amount is uncertain at the time this Lease expires or terminates, be paid by Tenant to Landlord upon such expiration or termination in an amount to be reasonably determined by Landlord, with an adjustment to be made once the exact amount is known and a final reconciliation provided by Landlord to Tenant with such supporting documentation as Tenant may reasonably request.

          (iii) Tenant's Share. For purposes of this Lease, "Tenant's Share" means the percentage obtained by dividing the Rentable Area of the Premises by the aggregate Rentable Area of all premises available for lease, whether leased or not, in the Building. Accordingly, Tenant's Share of Operating Expenses attributable to Building F and the Property on which it is situated is 100%, while Tenant's Share of Operating Expenses attributable to Building E and the Property on which it is situated, cannot be determined precisely as of the date of this Lease and therefore will be calculated using the aforementioned formula if and when Tenant expands into Building E in accordance with the terms of this Lease. However, with respect to Operating Expenses attributable to Common Areas constructed by Landlord for the five (5) buildings comprising the Project, Tenant's Share of the same shall be calculated by dividing the Rentable Area of the Premises by the aggregate Rentable Area of all premises for lease, whether leased or not, in the Project; provided, however Tenant's Share of the Project with respect to the Building F Premises shall not exceed 23.54% and Tenant's Share of the Project with respect to the Building E Premises shall not exceed 23.54% based upon a 100% occupancy by Tenant of Building E, or a pro-rated portion thereof in the event Tenant leases less than 100% of Building E. The foregoing notwithstanding, Tenant's Share with respect to a particular Operating Expense with respect to the Project may decrease if, in Landlord's reasonable discretion, the expense in question will be more economical for the tenants of the Project if undertaken for an area or scope within the Master Project but beyond the buildings and the Common Areas of the Project. Similarly, subject to the limitation on annual increases in Tenant's Share of Common Area maintenance costs set forth in Section 6.01(a) above, Tenant's Share with respect to a particular Operating Expense may increase if, in Landlord's reasonable discretion, supported by documentation as Tenant may reasonably request, such increase is justified as an equitable adjustment in light of the proportionately greater benefit to Tenant.

          (iv) Real Property Taxes. For purposes of this Lease, "Real Property Taxes" shall consist of all transit charges, housing fund assessments, real estate taxes and all other taxes relating to the Building, Property and/or the Project, as applicable, all other taxes which may be levied in lieu of real estate taxes, all assessments, local improvement districts, assessment bonds, levies, fees and other governmental charges, including, but not limited to, charges for traffic facilities and improvements, water service studies, and improvements or amounts necessary to be expended because of governmental orders, whether general or special, ordinary or extraordinary, unforeseen as well as foreseen, of any kind and nature for public improvements, services, benefits, or any other purpose, which are assessed, levied, confirmed, imposed or become a lien upon the Building or the Property or become payable during the Term (or which become payable after the expiration or earlier termination hereof and are attributable in whole or in part to any period during the Term hereof), together with all costs and expenses incurred by Landlord in successfully contesting, resisting or appealing any such taxes, rates, duties, levies or assessments. "Real Property Taxes" shall exclude any franchise, estate, inheritance or succession transfer tax of Landlord, or personal property taxes except to the extent relating to personal property used for work on or with respect to the Building Property or Project or located in the Common Areas of the Project, Property and/or Building, or any federal or state income, profits or revenue tax or charge upon the net income of Landlord from all sources; provided, however, that if at any time during the Term there is levied or assessed against Landlord a federal, state or local tax or excise tax on rent, or any other tax however described on account of rent or gross receipts or any portion thereof, Tenant shall pay one hundred percent (100%) of the Tenant's Share of any said tax or excise applicable to Tenant's Rent as Additional Rent. Notwithstanding the above, Tenant's liability to pay or reimburse Landlord for assessments is limited to those installments payable during the Lease Term ( and any extensions thereof). The installments payable by Tenant shall be calculated assuming payment of all assessments over the longest period permitted by the applicable authority.

     6.02 Tenant's Personal Property Taxes. Tenant shall pay or cause to be paid, prior to delinquency, any and all taxes and assessments levied upon all trade fixtures, inventories and other real or personal property placed or installed in and upon the Premises by Tenant. If any such taxes on Tenant's personal property or trade fixtures are levied against Landlord or Landlord's property or if the assessed value of the Building is increased by the inclusion therein of a value placed upon such real or personal property or trade fixtures of Tenant, and if Landlord pays the taxes based upon such increased assessment, Tenant shall, upon demand, repay to Landlord the taxes so levied or the portion of such taxes resulting from such increase in the assessment.


                             ARTICLE VII: INSURANCE

     7.01 Landlord's Insurance. During the Term, Landlord shall procure and maintain in full force and effect with respect to the Building and Common Areas, at full replacement value, a policy or policies of all-risk insurance (including sprinkler leakage, vandalism and malicious mischief coverage, and any other endorsements required by the holder of any fee or leasehold mortgage or as Landlord reasonably deems to be prudent). If the annual premiums charged Landlord for such casualty insurance exceed the standard premium rates because the nature of Tenant's operations results in increased exposure, then Tenant shall, upon receipt of appropriate premium invoices, reimburse Landlord for such increased amount. Landlord shall have the right, at its option, to keep and maintain in full force and effect during the Term such other insurance in such amounts and on such terms as Landlord and/or any first mortgagees or the beneficiary of any first trust deed against the Building, the Property and/or the Project may reasonably require from time to time in form, in amounts and for insurance risks against which a prudent Landlord would protect itself, including but not limited to rental abatement, earthquake and flood insurance. Landlord shall also maintain commercial liability coverage in and amount of not less than $3,000,000.00, combined single limit ( which may be satisfied by a blanket policy maintained by Landlord and/or its affiliates) and covering the indemnity obligations of Landlord pursuant to Section 7.08(a)(ii) and with deductibles reasonably determined by Landlord to be prudent.

     7.02 Public Liability. Tenant shall, at its own cost and expense, keep and maintain in full force during the Term and any other period of occupancy of the Premises by Tenant, a policy or policies of commercial liability insurance, written by a reputable insurance company authorized to do business in the State of Washington in form and content acceptable to Landlord insuring Tenant's activities with respect to the Premises, the Common Areas and the Project for loss, damage or liability for personal injury or death of any person or loss or damage to property occurring in, upon or about the Premises in an amount of not less than Two Million Dollars ($2,000,000) combined single limit. The policy shall insure the hazards of the Premises and Tenant's operations therein, shall include independent contractor and contractual liability coverage (covering the indemnity contained in Section 7.08(a)(i) hereof) and shall (a) name Landlord as an additional insured; (b) contain a cross-liability provision and; (c) contain a provision that the insurance provided hereunder shall be primary and non-contributing with any other insurance available to Landlord.

     7.03 Tenant's Property and Other Insurance. Tenant shall, at its own cost and expense, keep and maintain in full force during the Term and any other period of occupancy of the Premises, a policy or policies of standard form property insurance insuring against the perils of fire, extended coverage, vandalism, malicious mischief, special extended coverage ("all risk") and sprinkler leakage. This insurance policy shall be upon all property owned by Tenant, for which Tenant is legally liable or that was installed at Tenant's expense, and which is located in the Premises, including without limitation, furniture, fittings, installations, fixtures (other than the improvements installed by Landlord), and any other personal property, in the amount of not less than one hundred percent (100%) of the full replacement costs thereof. This insurance policy shall also insure direct or indirect loss of Tenant's earning attributable to Tenant's inability to use fully or obtain access to the Premises.

     7.04 Form of Insurance/Certificates. All policies shall be written in a form satisfactory to Landlord and shall be taken out with insurance companies licensed in the state in which the Building is located and holding a General Policy Holder's Rating of "A" and a financial rating of "X" or better, as set forth in the most current issues of Best's Insurance Guide. Tenant shall furnish to Landlord, prior to Tenant's entry into the Premises and thereafter within ten
(10) days following the expiration of each such policy, a certificate of insurance (or renewal thereof) issued by the insurance carrier of each policy of insurance carried by Tenant pursuant hereto. Said certificates shall expressly provide that such policies shall not be cancelable or subject to reduction of coverage below the minimum amounts required by this Lease or required by any lender having an interest in the Building or otherwise be subject to modification except after thirty (30) days prior written notice to the parties named as insured in this Section 7.04.

     7.05 Tenant's Failure. If Tenant fails to maintain any insurance required in the Lease, Tenant shall be liable for any loss or cost resulting from said failure, and Landlord shall have the right to obtain such insurance on Tenant's behalf and at Tenant's sole expense. This Section 7.05 shall not be deemed to be a waiver of any of Landlord's rights and remedies under any other section of this Lease. If Landlord obtains any insurance which is the responsibility of Tenant to obtain under this Article VII, Landlord shall deliver to Tenant a written statement setting forth the cost of any such insurance and showing in reasonable detail the manner in which it has been computed and Tenant shall promptly remit said amount as Additional Rent to Landlord.

     7.06 Waiver of Subrogation. Any all risk policy or policies of fire, extended coverage or similar casualty insurance which either party obtains in connection with the Building, the Premises or Tenant's personal property therein shall include a clause or endorsement denying the insurer any rights of subrogation against the other party to the extent rights have been waived by the insured prior to the occurrence of injury or loss. Landlord and Tenant waive any rights of recovery against the other for injury or loss due to hazards covered by insurance containing such a waiver of subrogation clause or endorsement to the extent of the injury or loss covered thereby.

     7.07 Tenant's Properties and Fixtures. Tenant assumes the risk of damage to any furniture, equipment, machinery, goods, supplies or fixtures which are or remain the property of Tenant or as to which Tenant retains the right of removal from the Premises, except to the extent due to the willful misconduct or negligent act or omission of Landlord, its agents, employees or contractors. Tenant shall not do or keep anything in or about the Premises (except those things Tenant presently does and keeps in connection with the uses set forth in
Section 10.01) which will in any way tend to increase insurance rates paid by Landlord and maintained with respect to the Premises and/or the Project unless Tenant pays directly to Landlord the increase cost of the premiums. In no event shall Tenant carry on any activities which would invalidate any insurance coverage maintained by Landlord. If Tenant's occupancy or business in, or on, the Premises, whether or not Landlord has consented to the same, results in any increase in premiums for the insurance carried by Landlord with respect to the Building and/or the Project, Tenant shall pay any such increase in premiums as Additional Rent within ten (10) days after being billed therefore by Landlord. In determining whether increased premiums are a result of Tenant's use of the Building, a schedule issued by the organization computing the insurance rate on the Building and/or the Project showing the various components of such rate shall be conclusive evidence of the several items and charges which make up such rate. Tenant shall promptly comply with all reasonable requirements of the insurance underwriters and/or any governmental authority having jurisdiction thereover, necessary for the maintenance of reasonable fire and extended insurance for the Building and/or the Project.

     7.08 Indemnification.

          (a) (i) Tenant, as a material part of the consideration to be rendered to Landlord, and subject to subsection (b) below, hereby indemnifies and agrees to defend and hold Landlord, the Premises and the Project harmless from and against (i) any and all liability, penalties, losses, damages, costs and expenses, demands, causes of action, claims, judgments or appeals arising from any injury to any person or persons or any damage to any property as a result Tenant's or Tenants' officers, employees, agents, assignees, subtenants, concessionaires, licensees, contractors or invitees' use, maintenance, occupation, operation or control of the Premises during the Term, or resulting from any breach or default in the performance of any obligation to be performed by Tenant hereunder or for which Tenant is responsible under the terms of the Lease or pursuant to any governmental or insurance requirement, or arising from any act, neglect, fault or omission of Tenant or any of Tenant's officers, employees, agents, servants, subtenants, concessionaires, licensees, contractors or invitees, and (ii) from and against all legal costs and charges, including attorneys' and other professional fees, incurred in and about any of such matters and the defense of any action arising out of the same or in discharging the Property and/or Premises or any part thereof from any and all liens, charges or judgments which may accrue or be placed thereon by reason of any act or omission of the Tenant, except and to the extent as may arise out of the negligence or willful misconduct of Landlord and/or its agents or employees.

               (ii) Landlord, as a material part of the consideration to be rendered to Tenant, and subject to subsection (b) below, hereby indemnifies and agrees to defend and hold Tenant and the Premises harmless from and against (i) any and all liability, penalties, losses, damages, costs and expenses, demands, causes of action, claims, judgments or appeals arising from any injury to any person or persons or any damage to any property as a result Landlord's or Landlord's' officers, employees, agents, assignees, subtenants, concessionaires, licensees, contractors or invitees' use, maintenance, occupation, operation or control of the Building, Common Areas or Project during the Term, or resulting from any breach or default in the performance of any obligation to be performed by Landlord hereunder or for which Landlord is responsible under the terms of the Lease or pursuant to any governmental or insurance requirement, or arising from any act, neglect, fault or omission of Landlord or any of Landlord's officers, employees, agents, servants, subtenants, concessionaires, licensees, contractors or invitees, and (ii) from and against all legal costs and charges, including attorneys' and other professional fees, incurred in and about any of such matters and the defense of any action arising out of the same or in discharging Tenant and/or Premises or any part thereof from any and all liens, charges or judgments which may accrue or be placed thereon by reason of any act or omission of the Landlord, except and to the extent as may arise out of the negligence or willful misconduct of Tenant and/or its agents or employees.

          (b) In the event of the concurrent negligence of Tenant, its sublessees, assignees, invitees, agents, employees, contractors, or licensees on the one hand and the negligence of Landlord, its agents, employees or contractors on the other hand, which concurrent negligence results in injury or damage to persons or property of any nature and howsoever caused, and relates to the construction, alteration, repair, addition to, subtraction from, improvement to or maintenance of the Common Areas or Premises such that RCW 4.24.115 is applicable, Tenant's obligation to indemnify Landlord as set forth in this
Section 7.08 shall be limited to the extent of Tenant's negligence and that of Tenant's officers, sublessees, assignees, invitees, agents, employees, contractors or licensees, including Tenant's proportional share of costs, attorneys' fees and expenses incurred in connection with any claim, action or proceeding brought with respect to such injury or damage. LANDLORD AND TENANT EACH HEREBY WAIVE AND AGREE THAT THEY WILL NOT ASSERT THEIR RESPECTIVE INDUSTRIAL INSURANCE IMMUNITY UNDER TITLE 51 RCW IF SUCH ASSERTION WOULD BE INCONSISTENT WITH THE RIGHT OF THE OTHER PARTY TO INDEMNIFICATION PURSUANT TO THIS SECTION 7.08. THE PARTIES AGREE THAT THIS PROVISION WAS MUTUALLY NEGOTIATED.

          (c) In no event shall Landlord, its agents, employees and/or contractors be liable for any personal injury or death or property damage caused by other lessees or persons in or about the Premises or the Property, or caused by public or quasi-public work, or for consequential damages arising out of any loss of the use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant, except to the extent any such injury or damage is due to the willful misconduct or negligent act or omission of Landlord, its agents, employees or contractors.

     7.09 Damage to Tenant's Property. Notwithstanding the provisions of Section
7.08 to the contrary, except to the extent due to the willful misconduct or negligent act or omission of Landlord, Landlord, its agents, employees and/or contractors shall not be liable for (i) any damage to property entrusted to employees or security officers of the Building or the Property, (ii) loss or damage to any property by theft or otherwise, or (iii) any injury or damage to persons or property resulting from fire, explosion, falling substances or materials, steam, gas, electricity, water or rain which may leak from any part of the Building, the Common Areas or the Property or from the pipes, appliances or plumbing work therein or from the roof, street, or subsurface or from any other place or resulting from dampness or any other cause, except to the extent Landlord receives consideration for such damage or injury from a third party. Neither Landlord nor its agents shall be liable for interference with light or other incorporeal hereditaments. Tenant shall give prompt notice to Landlord in case Tenant is or becomes aware of fire or accidents in the Building, the Common Areas or any other portion of the Project or of defects therein in the fixtures or equipment. Nothing in this Section 7.09 shall be deemed to limit Landlord's insurance, maintenance and repair obligations set forth elsewhere in this Lease.

                      ARTICLE VIII: REPAIRS AND MAINTENANCE

     8.01 Landlord Repairs and Maintenance. Subject to Landlord's right to reimbursement from Tenant pursuant to Section 6.01 hereof, to the extent applicable, Landlord shall at its expense maintain in good condition and repair the structural portions of the Building including without limitation the foundation, roof and membrane and shall maintain in good condition the exterior of the Building, utilities to their point of connection to the Premises and the Common Areas of the Property. Landlord shall commence and diligently pursue any such necessary repairs within a reasonable amount of time after receipt of notice from Tenant (and as promptly as possible in the case of maintenance emergencies affecting Tenant's ability to operate its business). In the event Landlord fails to make any such repairs or otherwise meet its obligations under this Section, Tenant may, upon not less than thirty (30) days' notice to Landlord, perform such task or repair, and Landlord shall promptly reimburse Tenant for the reasonable cost of the same within five (5) business days after demand; provided, that in no event shall Tenant take any such action on behalf of Landlord with respect to any repairs which may affect occupancy or quiet enjoyment of other tenants of the Building or which will affect the structural or mechanical systems of the Building. Except for equipment or systems installed by Tenant, Landlord shall also maintain at its expense (subject to reimbursement pursuant to Section 6.01), in good condition and repair, the elevators and the electrical, plumbing, HVAC and other service systems located outside of the interior surface of the exterior walls of the Premises, under the floor and above the ceiling of the Premises. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need for such repairs or maintenance is given to Landlord by Tenant, but not longer than the date thirty
(30) days from Landlord's receipt of notice of the necessity for such repairs. There shall be no abatement of Rent and, except for the negligence or willful misconduct of Landlord or its employees, contractors or agents, no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of any repairs, alterations or improvement in or to any portion of the Premises or in or to fixtures, appurtenances and equipment therein; provided, that Landlord, its employees, agents and contractors shall use reasonable efforts not to unreasonably interfere with Tenant's business in exercise of Landlord's rights or obligations hereunder. Except as may otherwise be expressly set forth herein, Tenant affirms that (a) neither Landlord nor any agent, employee or officer of Landlord has made any representation regarding the condition of the Premises, the Building, the Common Areas or the Project, and
(b) Landlord shall not be obligated to undertake any repair, alteration, remodel, improvement, painting or decorating.

     8.02 Utilities and Services. Subject to reimbursement pursuant to Section
6.01 above, Landlord shall furnish or cause to be furnished to the Premises lines for water, electricity, sewage, telephone and gas. Tenant shall pay before delinquency, at its sole cost and expense, all charges for water, gas, heat, electricity, power, telephone service, sewer service charges and other utilities or services charged or attributable to the Premises; provided, however, that if any such services or utilities shall be billed to Landlord and are not separately billed to the Premises, Tenant shall pay to Landlord as Additional Rent, an amount equal to that proportion of the total charges therefor which the Rentable Area of the Premises bears to the rentable area of leased area covered by such charges Notwithstanding the above, in the event Tenant uses any such services during non-standard building hours or in excess of that normally provided to other tenants of the Building or Project, as determined by Landlord from time to time, Tenant shall pay the actual cost of such after-hours or excess services used by Tenant based upon Landlord's reasonable allocation thereof based upon such respective usage.

     8.03 Tenant Repairs and Maintenance. Except as otherwise set forth in Sections 8.01 and 8.02 above, Tenant shall, at Tenant's sole cost and expense, keep and maintain the entire Premises, including but not by way of limitation, all interior walls, doors, ceiling, fixtures, furnishings, drapes, specialty lamps, light bulbs, starters and ballasts, carpets and floor coverings, and any utility and mechanical systems within the Premises installed by Tenant, in good repair and in a clean and safe condition. Upon expiration of the Term, Tenant shall surrender the Premises to Landlord in the same condition as when leased, reasonable wear and tear and damage by fire or other casualty not required to be repaired pursuant to this Lease excepted. Notwithstanding the above, Tenant shall not be responsible for maintaining or repairing pre-existing defects in the Premises or repairs necessitated by the Landlord's defaults, fire or other casualty (except for reasonable deductibles), condemnation and ordinary wear and tear.

     8.04 Non-liability of Landlord. Notwithstanding anything to the contrary contained in Sections 8.01 or 8.02 above or elsewhere in this Lease, Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall the Rent herein reserved be abated or rebated by reason of (a) the temporary interruption or curtailment of the use of the Premises as a result of the installation of any equipment in connection with the development, maintenance or repair of the Building or Project; or (b) any failure to furnish or delay in furnishing any services required to be provided by Landlord, unless and to the extent such failure or delay is caused by accident or any condition created by the willful misconduct or negligence of Landlord, its agents, employees or contractors; or (c) the limitation, curtailment, rationing or restriction by governmental authority or public utility of the use of water or electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises or Project.

     8.05 Inspection of Premises. Landlord, at reasonable times and, except for emergencies, upon a minimum of 24 hours' notice in writing identifying the parties who will visit, may enter the Premises, under Tenant escort if Tenant so requests, to complete construction undertaken by Landlord on the Premises, to inspect, clean, improve or repair the same, to inspect the performance by Tenant of the terms and conditions hereof, show the Premises to prospective purchasers, tenants and lenders and for all other purposes as Landlord shall reasonably deem necessary or appropriate; provided, that Landlord shall use reasonable efforts not to interfere with Tenant's business in exercise of Landlord's rights hereunder. With respect to maintenance emergencies and/or except for the willful misconduct or negligence of Landlord, its agents, employees or contractors, Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant's business, any loss of occupancy or quiet enjoyment of the Premises and any other loss in, upon or about the Premises, arising from exercise by Landlord of its rights hereunder except as otherwise provided in
Article XI hereof. Landlord's entry shall be at Landlord's risk. Landlord shall use reasonable efforts to respect and protect the confidentiality of any information that is learned about Tenant or Tenant's business as a result of such entry.


             ARTICLE IX: FIXTURES, PERSONAL PROPERTY AND ALTERATIONS

     9.01 Fixtures and Personal Property. Tenant, at Tenant's expense, may install any necessary trade fixtures, equipment and furniture in the Premises, provided that such items are installed and are removable without damage to the structure of the Premises. Landlord reserves the right to approve or disapprove of any interior improvements which are visible from outside the Premises or which violate the CC&R's on wholly aesthetic grounds. Such improvements must be submitted for Landlord's written approval prior to installation or, at Landlord's request, Tenant shall remove or replace such items at Tenant's sole expense. Said trade fixtures, equipment and furniture shall remain Tenant's property and shall be maintained in good condition while on the Premises and removed by Tenant upon the expiration or earlier termination of the Lease. As a covenant which shall survive the expiration or earlier termination of the Lease, Tenant shall repair, at Tenant's sole expense, all damage caused by the installation or removal of said trade fixtures, equipment, furniture or temporary improvements. If Tenant fails to remove the foregoing items prior to or upon the expiration or earlier termination of this Lease, Landlord, at its option and without liability to Tenant for loss thereof, may keep and use them or remove any or all of them and cause them to be stored or sold in accordance with applicable law, and Tenant shall, upon demand of Landlord, pay to Landlord as Additional Rent hereunder all costs and expenses incurred by Landlord in so storing and/or selling said items. In the event any such fixtures, equipment, and/or furniture of Tenant are sold by Landlord, the proceeds of such sale shall be applied, first, to all expenses of Landlord incurred in connection with storage and sale; second, to any amounts owed by Tenant to Landlord under this Lease or otherwise, and, third, the remainder, if any, shall be paid to Tenant.

     9.02 Alterations. Tenant shall not make or allow to be made any material alterations, additions or improvements to the Premises (defined as alterations, additions or improvements costing a cumulative amount in excess of $15,000.00), or alterations, additions or improvements which affect the structural or mechanical systems of the Building, either at the inception of the Lease or subsequently during the Term, without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Tenant shall deliver to Landlord the contractor's name, references and state license number, as well as full and complete plans and specifications of all such alterations, additions or improvements, and any subsequent modifications or additions to such plans and specifications, and no proposed work shall be commenced or continued by Tenant until Landlord has received and given its written approval of each of the foregoing. Landlord shall either approve or disapprove any proposed alteration, addition or improvement on or before fifteen
(15) business days following receipt of all of the foregoing items. Landlord does not expressly or implicitly covenant or warrant that any plans or specifications submitted by Tenant are accurate, safe or sufficient or that the same comply with any applicable laws, ordinances, building codes, or the like. Further, Tenant shall indemnify and hold Landlord and the Building harmless from any loss, cost or expense, including attorneys' fees and costs, incurred by Landlord as a result of any defects in design, materials or workmanship resulting from Tenant's alterations, additions or improvements to the Premises. All alterations, additions or improvements shall remain the property of Tenant until termination of the Lease, at which time they shall, unless otherwise elected by Landlord by written notice to Tenant, be and become the property of Landlord. Landlord may, as a condition to approval of any such alterations, additions or improvements, require Tenant to remove any partitions, counters, railings and/or other improvements installed by Tenant during the Term, and Tenant shall repair all damage resulting from such removal or, at Landlord's option, shall pay to Landlord all costs arising from such removal. All repairs, alterations, additions and restorations by Tenant hereinafter required or permitted shall be done in a good and workmanlike manner and in compliance with all applicable laws and ordinances, building codes, by-laws, regulations and orders of any federal, state, county, municipal or other public authority and of the insurers of the Premises. If required by Landlord, Tenant shall secure at Tenant's own cost and expense a completion and lien indemnity bond or other adequate security, including without limitation an indemnity agreement from Tenant's parent, if any, in form and substance reasonably satisfactory to Landlord. Except for the initial Tenant Improvements to the Building F Premises and tenant improvements to be completed by tenant on the Expansion Space pursuant to Sections 2.04, 2.05 and 2.06 above, Tenant shall reimburse Landlord for Landlord's reasonable charges (including any professional fees incurred by Landlord and a reasonable administrative fee as established by Landlord from time to time) for reviewing and approving or disapproving plans and specifications for any proposed alterations.

     9.03 Liens. Tenant shall promptly file and/or record, as applicable, all notices of completion provided for by law, and shall pay and discharge all claims for work or labor done, supplies furnished or services rendered at the request of Tenant or at the request of Landlord on behalf of Tenant, and shall keep the Premises and Property free and clear of all mechanics' and materialmen's liens in connection therewith. Landlord shall have the right, and shall be given ten (10) business days written notice by Tenant prior to commencement of the work, to post or keep posted on the Premises, or in the immediate vicinity thereof, any notices of non-responsibility for any construction, alteration, or repair of the Premises by Tenant. If any such lien is filed, Tenant shall cause same to be discharged of record within ten (10) days following written notice thereof, or if Tenant disputes the correctness or validity of any claim of lien, Tenant may contest the lien and, if requested to do so by Landlord, shall provide a bond or other security in a form and amount sufficient to insure that title to the Property remains free from the lien claimed. If said lien is determined by the relevant court or by legal settlement to be valid and is thereafter not timely discharged Landlord may, but shall not be required to, take such action or pay such amount as may be necessary to remove such lien and Tenant shall pay to Landlord as Additional Rent any such amounts expended by Landlord, together with interest thereon at the Default Rate (as defined in Section 5.04 hereof), within five (5) days after notice is received from Landlord of the amount expended by Landlord.

                     ARTICLE X: USE AND COMPLIANCE WITH LAWS

     10.01 General Use and Compliance with Laws. Tenant shall only use the Premises for the purposes described in Section 1.01 above, and uses customarily incidental thereto and for no other use without the prior written the consent of Landlord. Tenant shall, at Tenant's sole cost and expense, comply with all requirements of municipal, county, state, federal and other applicable governmental authorities now or hereafter in force pertaining to Tenant's business operations, alterations and/or specific use of the Premises and/or the Project, and shall secure any necessary permits therefore and shall faithfully observe in the use of the Premises and the Project, all municipal, county, state, federal and other applicable governmental entities' requirements which are now or which may hereafter be in force. Tenant, in Tenant's use and occupancy of the Premises, shall not subject or permit the Premises and/or the Project to be used in any manner which would tend to damage any portion thereof, or which would increase the cost of any insurance paid by Landlord with respect thereto. Tenant shall not do or permit anything to be done in or about the Premises, the Common Areas and/or the Project which will in any way obstruct or interfere with the rights of other tenants or occupants of the Common Areas and/or the Project or use or allow the Premises or any portion of the Project to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit a nuisance in, on or about the Premises, the Common Areas and/or the Project. Tenant shall comply with all covenants and obligations in the CC&R's which affect the use and operation of the Premises, the Common Areas and/or the Project.

     10.02 Hazardous Materials. Tenant shall not cause or permit any Hazardous Materials (as defined hereinbelow) to be brought upon, kept or used in or about the Building, the Property, the Common Areas and/or the Project by Tenant, its agents, employees, contractors, licensees or invitees, except such Hazardous Materials that are typical in Tenant's business and that are at all times, used, kept and stored in the manner that complies with all laws, rules, regulations and ordinances now or hereafter regulating any such Hazardous Materials. If Tenant breaches the covenants and obligations set forth herein or, if the presence of Hazardous Materials on, in or about the Building, the Property or the Common Areas caused by Tenant, its agents, employees, contractors, licensees or invitees results in contamination of all or any portion of the Project or any other property, whether or not adjacent thereto, then Tenant shall indemnify, defend and hold Landlord free and harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities and losses (including, without limitation, sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees) which arise during or after the Term as a result of such contamination. This indemnification by Tenant of Landlord shall include, without limitation, any and all costs incurred with any investigation of site conditions and any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of the presence of such Hazardous Materials caused by Tenant, its agents, employees, contractor, licensees and/or invitees in, on or about the Building, the Common Areas or the soil or ground water on or under the Property. The provisions of this Section 10.02 shall survive the expiration or earlier termination of this Lease. For purposes of the Lease, the term "Hazardous Materials" shall mean the following: (a) those substances included within the definitions of "hazardous substances," "pollutant," or "contaminant" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601 et. seq. as heretofore or hereafter amended, the regulations promulgated pursuant to such Act and state laws and regulations similar to or promulgated pursuant to such Act; (b) any material, waste or substance which is (i) petroleum, (ii) asbestos, (iii) flammable explosive, or
(iv) radioactive; and (c) such other substances, materials and wastes which are or become regulated as hazardous or toxic under federal, state or local law. Likewise, Landlord shall indemnify, defend and hold Tenant free and harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities and losses (including without limitation, sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees) which arise during or after the Lease Term as a result of contamination existing upon commencement of the Lease Term by no fault of Tenant, or as otherwise results directly from Landlord's acts or omissions. Landlord hereby warrants to Tenant that, to Landlord's knowledge, it has not received written notification from any governmental authority regarding actual or probable contamination of the Property by Hazardous Substances.

     10.03 Signs. The Tenant shall not paint, display, inscribe, place or affix any sign, picture, advertisement, notice, lettering, or direction on any part of the outside of the Building or the Project or visible from the outside of the Premises, the Building or the Project, except as first approved by Landlord or as may be set forth in the Plans. Landlord will provide a concrete monument and enclosure in front of Building F as shown on the Project Site Plan for Tenant-procured signage and logo and allow Tenant to affix or erect a corporate logo and name on the Building exterior at Tenant's sole cost and expense, all of which signage shall be subject to approval by Landlord, the North Creek Owner's Associate and the City of Bothell.

     10.04 Americans with Disabilities Act. Landlord warrants that as of the Lease Commencement Date, the Building and Common Areas will comply with the Americans with Disabilities Act of 1990 and any related rules and regulations, as amended from time to time ("ADA"); provided, however, Tenant represents that the Premises will not be a "public accommodation" as defined by the ADA and acknowledges that the improvements to the Premises will not be required to meet the requirements applicable to a public accommodation. To the extent applicable, Tenant shall perform and pay for compliance with the ADA affecting the Premises that is required with respect to Tenant's business and by actions taken by Tenant to improve, alter or remodel the Premises, and by change to the ADA enacted or promulgated after the Lease Commencement Date that require modification to work performed by Tenant within the Premises. Throughout the Term of this Lease, and subject to reimbursement by Tenant pursuant to Section
6.01 to the extent applicable, Landlord shall perform and pay for compliance with the ADA for work performed by Landlord within the Building and Common Areas, as well as outside of the Premises, including without limitation, provision of an accessible path of travel to the Premises.


                       ARTICLE XI: DAMAGE AND DESTRUCTION

     11.01 Reconstruction. If the Premises, Building or Common Areas are damaged or destroyed during the Term, Landlord shall, except as hereinafter provided, diligently repair or rebuild the same to substantially the condition which existed immediately prior to such damage or destruction. If Landlord is obligated or elects to repair or restore such damaged improvements as herein provided, Landlord shall be obligated to make repair or restoration of only those portions of the Premises which were provided at Landlord's expense or as part of the installation by Landlord for Tenant and the repair and/or restoration of other items within the Premises shall be the obligation of the Tenant.

     11.02 Rent Abatement. Rent due and payable hereunder shall be abated proportionately during any period in which, by reason of any such damage or destruction, there is substantial interference with the operation of Tenant's business in the Premises. Such abatement shall continue for the period commencing with such damage or destruction and ending with a substantial completion by Landlord of the work of repair or reconstruction which Landlord is obligated or undertakes to do. If it be determined that continuation of business is not practical pending reconstruction, and if Landlord does not elect to or is unable to provide alternative temporary space for continuation of such business, then Rent due and payable hereunder shall abate, until reconstruction is substantially completed or until business is totally or partially resumed, whichever is the earlier. Tenant shall not be entitled to any claim, compensation or damages for loss in the use in the whole or any part of the Premises (including loss of business) and/or any inconvenience or annoyance occasioned by such damage, repair, reconstruction or restoration.

     11.03 Excessive Damage or Destruction. If the Building or the Premises is damaged or destroyed to the extent that it cannot within Landlord's reasonable discretion, with reasonable diligence, be fully repaired or restored by Landlord within the earlier of (i) one hundred eighty (180) days after the date of the damage or destruction, or (ii) the expiration of the Term hereof, either Landlord or Tenant may terminate this Lease by written notice to the other within thirty (30) days of the date of the damage or destruction. If the Lease is not so terminated (or otherwise terminated pursuant to this Article 11), this Lease shall remain in full force and effect and Landlord shall diligently repair and restore the damage as soon as reasonably possible. If Landlord is delayed or prevented from repairing and/or restoring the damage to the Building within two hundred sixty (260) days after the occurrence of such damage or destruction, Landlord or Tenant may at any time thereafter (but prior to the substantial completion of said repair and/or restoration by Landlord) terminate this Lease by ten (10) days prior written notice to the other, whereupon Landlord and Tenant shall (except as otherwise expressly provided in this Lease) be released from any further obligations under this Lease.

     11.04 Uninsured Casualty. Notwithstanding anything contained herein to the contrary, in the event of damage to or destruction of all or any portion of the Building, which damage or destruction is not covered to the extent of 95% of the total cost of repair and reconstruction, less deductibles, by the insurance proceeds received by Landlord under the insurance policies required under
Article 7.01 hereinabove, Landlord may terminate this Lease by written notice to Tenant given within sixty (60) days after the date of notice to Landlord that said damage or destruction is not so covered. If Landlord does not elect to terminate this Lease, the Lease shall remain in full force and effect and the Building shall be repaired and rebuilt in accordance with the provisions for repair set forth in Section 11.01 hereinabove. Nothing in this Article 11 shall be construed as a waiver of Tenant's right to bring a claim against Landlord should insurance coverage be unavailable to Landlord due to Landlord's failure to obtain or maintain the insurance coverage expressly required by this Lease.

     11.05 Waiver. With respect to any damage or destruction which Landlord is obligated to repair or may elect to repair under the terms of this Article 11, and to the extent permitted by law, Tenant hereby waives any rights to terminate this Lease pursuant to rights otherwise accorded by law to tenants to the extent inconsistent with the provisions of this Lease.

     11.06 Mortgagee's Right. Notwithstanding anything herein to the contrary, if the holder of any indebtedness secured by a mortgage or deed of trust covering the Property, the Building and/or the Project requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made. Upon any termination of this Lease under the provisions hereof, the parties shall be released without further obligation to the other from date possession of the Premises is surrendered to Landlord, except for items which are theretofore accrued and are then unpaid, return of the Security Deposit in accordance with Section 5.04 and final reconciliation of Operating Expenses in accordance with Section 6.01(a). In addition, upon such termination Landlord shall return and cancel the LC and Bond given pursuant to Section 17.26 or refund any excess proceeds thereof, as applicable.

     11.07 Damage Near End of Term. Notwithstanding anything to the contrary contained in this Article XI, in the event the Premises or the Building are subject to excessive damage (as defined in Section 11.03) during the last twelve
(12) months of the Term or any applicable extension periods, either party may terminate this Lease by written notice to the other within thirty (30) days after the date of such damage. For purposes of this Section 11.07, the Lease Term shall be deemed to include any extension of the Lease Terms which Tenant has an option to elect if, as of the date of the damage, Tenant has exercised the option or, if the date of exercise has not yet occurred, if Tenant gives written notice to Landlord of its exercise of such option within fifteen (15) days after the date of the damage.


                           ARTICLE XII: EMINENT DOMAIN

     12.01 Eminent Domain. In the event the whole of the Premises, Building, Property or Common Areas, or such part thereof as shall substantially interfere with Tenant's use and occupation thereof, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or is sold in lieu of or to prevent such taking, either party shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority. Except as provided below, Tenant shall not assert any claim against Landlord or the taking authority for any compensation because of such taking, and Landlord shall be entitled to receive the entire amount of any award without deduction for any estate or interest of Tenant granted in this Lease. Nothing contained in this Section 12.01 shall be deemed to give Landlord any interest in any separate award made to Tenant for the taking of personal property and fixtures belonging to Tenant or for Tenant's moving expenses. In the event the amount of property or the type of estate taken shall not substantially interfere with the conduct of Tenant's business, Landlord shall be entitled to the entire amount of the award without deduction for any estate or interest of Tenant, Landlord shall promptly proceed to restore the affected areas to substantially their same condition prior to such partial taking less the portion thereof lost in such condemnation, and the Base Rent shall be proportionately reduced by the time during which, and the portion of the Premises which, Tenant shall have been unable to use in its business on account of said taking and restoration.


                              ARTICLE XIII: DEFAULT

     13.01 Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" on the part of the Tenant:

          (a) Tenant shall fail to pay on or before the due date any installment of Rent or other payment required pursuant to this Lease and such failure is not cured within five (5) business days after written notice from Landlord, which cure period shall be deemed to run simultaneously with any notice and cure period required under the Washington unlawful detainer or eviction statutes;

          (b) Tenant shall abandon the Premises, whether or not Tenant is in default of the Rent payments due under this Lease;

          (c) Tenant shall fail to comply with any term, provision, or covenant of this Lease, other than the payment of Rent or other sums of money due hereunder, and such failure is not cured within twenty (20) days after written notice thereof to Tenant (said notice being in lieu of, and not in addition to, any notice required as a prerequisite to an unlawful detainer or similar action for possession of the Premises); provided that if the nature of such cure is such that a longer cure period is necessary, Tenant shall only be in default if Tenant shall have failed to commence such cure within said twenty (20) day period and thereafter to have diligently prosecuted such cure to completion;

          (d) Tenant shall file a petition or be adjudged a debtor or bankrupt or insolvent under the United States Bankruptcy Code, as amended, or any similar law or statute of the United States or any State; or a receiver or trustee shall be appointed for all or substantially all of the assets of Tenant and such appointment or petition, if involuntary, is not dismissed within sixty (60) days of filing; or

          (e) Tenant shall make an assignment for the benefit of creditors.

     13.02 Remedies.

          (a) Upon the occurrence of any Event of Default set forth in this Lease, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder. In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant: (i) any unpaid rent which has been earned at the time of such termination plus interest at the rates contemplated by this Lease; plus (ii) the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided plus interest at the rates contemplated by this Lease; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus (iv) the unamortized balance of the value of any free Rent provided pursuant to Section 1.01 above at the monthly Base Rent rate for the fourth month of the Lease Term as amortized over the initial Term of this Lease; plus (v) any other amount necessary to compensate Landlord for all the damage proximately caused by Tenant's failure to perform Tenant's obligation under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, costs to reimprove the Premises, or portions thereof, for a new tenant and leasing commissions. As used in Subsections 13.02(a) (iii) above, the "worth at the time of award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

          (b) In the event of any such default by Tenant, Landlord shall also have the right with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of the Tenant. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 13.02(b) shall be construed as an acceptance of a surrender of the Premises or an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction.

          (c) In the event of the vacation or abandonment of the Premises by Tenant or in the event that Landlord shall elect to re-enter as provided above or shall take possession of the Premises pursuant to legal proceedings or pursuant to any notice provided by law, then if Landlord does not elect to terminate this Lease as provided above, Landlord may from time to time, without terminating this Lease, either recover all Rent as it becomes due or relet the Premises or any part thereof for the Term of this Lease on terms and conditions as Landlord at its sole discretion may deem advisable with the right to make alterations and repairs to the Premises. In the event that Landlord shall elect to so relet, the rents received by Landlord from such reletting shall be applied: first to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; second to the payment of any costs of such reletting; third, to the payment of the cost of any alterations and repairs to the Premises reasonably necessary in connection with such reletting; fourth, to the payment of Rent due and unpaid hereunder; and the residual, if any, shall be held by Landlord and applied to payment of future Rent as the same shall become due and payable hereunder. Should that portion of such rents received from such reletting during the month which is applied to the payment of Rent be less than the Rent payable during that month by Tenant hereunder, then Tenant shall pay any such deficiency to Landlord immediately upon demand therefor by Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as is certain, any of the costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rents received from such reletting.

          (d) In addition to any and all other non-exclusive remedies of Landlord pursuant to Subsections (a)-(c) above, in the event Landlord terminates this Lease or reenters the Premises due to a default by Tenant, Landlord shall be entitled to obtain from Tenant, additional damages (in addition to any and all other damages to which Landlord may be entitled) in the lump sum amount of $200,000.00, which the parties agree shall be the agreed and liquidated damages to Landlord for concessions to be incurred or granted by Landlord in leasing space in Building E as may be required in order to lease-up such space subject to the options of Tenant granted pursuant to Section 2 above. The parties agree that such damages are difficult to determine and have agreed to the above $200,000.00 as the liquidated amount of compensation to Landlord for the various concessions made by Landlord for other tenants of Building E. The above liquidated amount shall not be deemed to include any Rent or other sums owing by Tenant with respect to Building E Premises or other damages incurred by Landlord as a result of Tenant's default under this Lease. Notwithstanding the above, the above $200,000.00 liquidated amount shall be reduced on each annual anniversary of the Commencement Date to the following amounts:

          Lease Year 2        $179,222.00
          Lease Year 3        $156,268.00
          Lease Year 4        $130,911.00
          Lease Year 5        $102,898.00
          Lease Year 6        $ 71,952.00
          Lease Year 7        $ 37,766.00

          (e) All rights, options and remedies of Landlord contained in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver. The consent or approval of Landlord to or of any act by Tenant requiring Landlord's consent or approval shall not be deemed to waive or render unnecessary Landlord's consent or approval to or of any subsequent similar acts by Tenant.

          (f) Notwithstanding anything in this Subsection 13.02 to the contrary, in the event Tenant has not been in "material default" under this Lease during the eighteen (18) month period immediately preceding an Event of Default hereunder, then in such event, Landlord shall not exercise its remedies to terminate this Lease or terminate Tenant's possession under this Lease unless or until Tenant has failed to cure the Event of Default within fifteen (15) days after receipt of notice from Landlord of such Event of Default. For purposes of this Subsection (f) the term "material default" shall mean an Event of Default requiring payment of a sum equal to or in excess of $50,000.00 within the applicable cure period pursuant to Section 13.01 above. The limitations set forth in this Subsection (f) shall not prevent Landlord from pursuing any other available remedy, including without limitation, application of any Security Deposit or a draw on the LC and/or Bond tendered pursuant to Section 17.26 below, nor shall such limitations prevent the amounts outstanding from accruing interest at the Default Rate pursuant to Section 5.03 above.

     13.03 Landlord's Default. Landlord shall not be in default unless Landlord fails to perform its obligations under this Lease within thirty (30) days after written notice by Tenant, or if such failure is not reasonably capable of being cured within such thirty (30) day period, Landlord shall not be in default unless Landlord has failed to commence the cure and diligently pursue the cure to completion. In no event shall Tenant have the remedy to terminate this Lease except upon final adjudication of competent jurisdiction authorizing such default.


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
                         ARTICLE XIV: FILING OF PETITION

     Section 14.01 Tenant's Bankruptcy.

     Landlord and Tenant (as either debtor or debtor-in-possession) agree that if a petition ("Petition") is filed by or against tenant under any chapter of Title 11 of the United States Code (the "Bankruptcy Code"), the following provisions shall apply:

          (a) Adequate protection for Tenant's obligations accruing after filing of the Petition and before this Lease is rejected or assumed shall be provided within 15 days after filing in the form of a security deposit equal to three months' Basic Rent and Additional Rent and other Lease charges, to be held by the court or an escrow agent approved by Landlord and the court.

          (b) The sum of all amounts payable by Tenant to Landlord under this Lease constitutes reasonable compensation for the occupancy of the Premises by Tenant.

          (c) Tenant or Trustee shall give Landlord at least 30 days written notice of any abandonment of the Premises or any proceeding relating to administrative claims. If Tenant abandons without notice, Tenant or Trustee shall stipulate to entry of an order for relief from stay to permit Landlord to reenter and relet the Premises.

          (d) If Tenant failed to timely and fully perform any of its obligations under this Lease before the filing of the Petition, whether or not Landlord has given Tenant written notice of that failure and whether or not any time period for cure expired before the filing of the Petition, Tenant shall be deemed to have been in default on the date the Petition was filed for all purposes under the Bankruptcy Code.

          (e) For the purposes of Section 365(b)(1) of the Bankruptcy Code, prompt cure of defaults shall mean cure within 30 days after assumption.

          (f) For the purposes of Section 365(b)(1) and 365(f)(2) of the Bankruptcy Code, adequate assurance of future performance of this Lease by Tenant, Trustee or any proposed assignee will require that Tenant, Trustee or the proposed assignee deposit three months of Basic Rent and Additional Rent into an escrow fund (to be held by the court or an escrow agent approved by Landlord and the court) as security for such future performance. In addition, if this Lease is to be assigned, adequate assurance of future performance by the proposed assignee shall require that: (i) the assignee have a tangible net worth not less than the net worth of Tenant as of the Commencement Date or that such assignee's performance be unconditionally guaranteed by a person or entity that has a tangible net worth not less than the net worth of Tenant as of the Commencement Date; (ii) the assignee demonstrate that it possesses a history of success in operating a business of similar size and complexity in a similar market as Tenant's business; and (iii) assignee assume in writing all of Tenant's obligations relating to the Premises or this Lease. All credit enhancements required pursuant to Section 17.26 below will be

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
required to be maintained subsequent to any such assignment, subject to the termination or release of the same pursuant to the specific provisions of
Section 17.26.

          (g) If Tenant or Trustee intends to assume and/or assign this Lease, Tenant or Trustee shall provide Landlord with 30 days written notice of the proposed action, separate from and in addition to any notice provided to all creditors. Notice of a proposed assumption shall state the assurance of prompt cure, compensation for loss and assurance of future performance to be provided to Landlord. Notice of a proposed assignment shall state: (i) the name, address, and federal tax identification and registration numbers of the proposed assignee; (ii) all of the terms and conditions of the proposed assignment, and
(iii) the assignee's proposed adequate assurance of future performance to be provided to Landlord.

          (h) If Tenant is in default under this Lease when the Petition is filed, Landlord shall not be required to provide Tenant or Trustee with services or supplies under this Lease or otherwise before Tenant assumes this Lease, unless Tenant compensates Landlord for such services and supplies in advance.


                      ARTICLE XV: ASSIGNMENT AND SUBLETTING

     15.01 Prohibition. Tenant shall not assign, mortgage, pledge or otherwise transfer or encumber this Lease, in whole or in part, nor sublet, assign, or permit occupancy by any party other than Tenant of all or any part of the Premises, without the prior written consent of Landlord in each instance which consent shall not be unreasonably withheld or delayed; provided, that nothing herein shall be deemed to prohibit occupancy (without any assignment or subletting) of portions of the Premises by Tenant's affiliates. Tenant shall at the time the Tenant requests the consent of Landlord, deliver to Landlord such information in writing as Landlord may reasonably require respecting the proposed assignee or subtenant including, without limitation, the name, address, nature of business, ownership, financial condition and reputation of such proposed assignee or subtenant and Landlord shall have not less than ten (10) business days after receipt of all required information to elect one of the following: (a) consent to such proposed assignment, encumbrance or sublease, or
(b) refuse such consent, which refusal shall be on reasonable grounds. In addition, as a condition to Landlord's consent to any assignment, sublease or encumbrance of this Lease shall be the delivery to Landlord of a true copy of the fully executed instrument of assignment, transfer or encumbrance and an agreement executed by the assignee, sublessee or other transferee in form and substance satisfactory to Landlord and expressly enforceable by Landlord, whereby the assignee assumes and agrees to be bound by the terms and provisions of this Lease and perform all the obligations of Tenant hereunder with respect to the assigned or subleased portion of the Premises. No assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease, including Tenant's obligation to pay Base Rent and Additional Rent hereunder or be deemed to allow a release of the LC or Bond pursuant to Section 17.26 until such time as allowed to be terminated or released pursuant to the provisions of said Section 17.26. Any purported assignment or subletting contrary to the provisions hereof

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
without consent shall be void. The consent by Landlord to any assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment of subletting.

     15.02 Excess Rental. If pursuant to any assignment or sublease, Tenant receives rent, either initially or over the term of the assignment or sublease, in excess of the Rent called for hereunder, or in the case of this sublease of a portion of the Premises in excess of such Rent fairly allocable to such portion, after appropriate adjustments to assure that all other payments called for hereunder are appropriately taken into account and deducting Tenant's cost of subletting, including improvements and commissions, Tenant shall pay to Landlord, as Additional Rent hereunder, fifty percent (50%) of the excess of each such payment of rent received by Tenant after its receipt.

     15.03 Scope. The prohibition against assigning or subletting contained in this Article XIV shall be construed to include a prohibition against any assignment or subletting by operation of law. If this Lease be assigned, or if the underlying beneficial interest of Tenant is transferred, or if the Premises or any part thereof be sublet or occupied by anybody other than Tenant, Landlord may collect rent from the assignee, subtenant or occupant and apply the net amount collected to the Rent herein reserved and apportion any excess rent so collected in accordance with the terms of the immediately preceding paragraph, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. No assignment or subletting shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee), and Tenant shall not be released from performing any of the terms, covenants and conditions of this Lease.

     15.04 Waiver. Notwithstanding any assignment or sublease, or any indulgences, waivers or extensions of time granted by Landlord to any assignee or sublessee or failure of Landlord to take action against any assignee or sublease, Tenant hereby agrees that Landlord may, at its option, and upon not less than ten (10) days' notice to Tenant, proceed against Tenant without having taken action against or joined such assignee or sublessee, except that Tenant shall have the benefit of any indulgences, waivers and extensions of time granted to any such assignee or sublessee.

     15.05 Change in Control. If Tenant is a partnership, a withdrawal of or change in partners, in one or more transfers, owning more than a fifty percent (50%) interest in the partnership, shall constitute a voluntary assignment and shall be subject to the provisions of this Article XV. If the Tenant is a corporation, a transfer of fifty percent (50%) or more of the corporation's stock or assets in one or more transfers to a single party and/or its affiliates, or a transfer in the control of such company pursuant to a merger, consolidation, sale of assets or otherwise, shall be deemed for the purposes hereof to be an assignment of this Lease, and shall be subject to the provisions of this Article XV. Notwithstanding anything in this Lease to the contrary, Landlord's prior consent shall not be required for any assignment, sublease or other transfer of Tenant's interest in the Premises or the Lease to any corporation with which Tenant may merge or consolidate or become affiliated as a parent, subsidiary, holding company or otherwise, or to an entity in which Tenant has a controlling interest; provided, that such successor entity has a tangible net worth and associated proportions of current and fixed assets with corresponding associated proportions of current and long-term liabilities the same or better than that of Tenant as of the date of this Lease and provided that Tenant is not released from liability hereunder. Neither shall the restrictions of this Section apply to the sale of shares of Tenant in connection with a public offering under NYSE, NASDAQ or AMEX.

         ARTICLE XVI: ESTOPPEL CERTIFICATE, ATTORNMENT AND SUBORDINATION

     16.01 Estoppel Certificates. Within ten (10) business days after request therefor by Landlord, or if on any sale, assignment or hypothecation by Landlord of Landlord's interest in the Property, the Project and/or the Premises, or any part thereof, an estoppel certificate shall be required from Tenant, Tenant shall deliver, in recordable form, a certificate in the form attached hereto as Exhibit G, or in such substantially similar form as requested by Landlord, to any proposed mortgagee or purchaser, and to Landlord, certifying (if such be the case) that this Lease is in full force and effect, the date of Tenant's most recent payment of Rent, and that Tenant has no defenses or offsets outstanding, or stating those claimed by Tenant, and any other information contained in such Exhibit G or reasonably requested by Landlord or such proposed mortgagee or purchaser. Tenant's failure to deliver said statement within said period shall, at Landlord's option be an Event of Default hereunder and shall in any event be conclusive upon Tenant that: (i) this Lease is in full force and effect, without modification except as may be represented by Landlord; (ii) there are no uncured defaults in Landlord's performance and Tenant has no right to offset, counterclaim or deduction against Rent hereunder; and (iii) no more than one period's Base Rent has been paid in advance.

     16.02 Attornment. Tenant shall, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage or deed of trust made by Landlord, its successors or assigns, encumbering the Building, or any part thereof or in the event of termination of a ground lease, if any, and if so requested, attorn to the purchaser upon such foreclosure or sale or upon any grant of a deed in lieu of foreclosure and recognize such purchaser as Landlord under this Lease; provided, that such purchaser recognizes Tenant's rights under this Lease and agrees not to disturb Tenant's quiet possession of the Premises for so long as Tenant is not in default hereunder.

     16.03 Subordination. The rights of Tenant hereunder are and shall be, at the election of any mortgagee or the beneficiary of a deed of trust encumbering the Property and or Building, subject and subordinate to the lien of such mortgage or deed of trust, or the lien resulting from any other method of financing or refinancing, now or hereafter in force against the Property and/or the Building, and to all advances made or hereafter to be made upon the security thereof; provided, however, that notwithstanding such subordination, so long as Tenant is not in default under any of the terms, covenants and conditions of the Lease, neither the Lease nor any of the rights of Tenant hereunder shall be terminated or subject to termination by any trustee's sale, any action to enforce the security, or by any proceeding or action in foreclosure. If requested, Tenant agrees to execute such documentation as may be required by Landlord or its lender to further effect the provisions of this Article.

     16.04 Recording. At the written request of either Landlord or Tenant, the parties shall execute and record a Memorandum of Lease in the form attached hereto as Exhibit H. In addition, in the event that Landlord or its lender requires this Lease or a memorandum thereof to be recorded in priority to any mortgage, deed of trust or other encumbrance which may now or at any time hereafter affect in whole or in part the Building, the Property or the Project, and whether or not any such mortgage, deed of trust or other encumbrance shall affect only the Building, the Property or the Project, or shall be a blanket mortgage, deed of trust or encumbrance affecting other premises as well, the Tenant covenants and agrees with Landlord that the Tenant shall execute promptly upon request from Landlord any certificate, priority agreement or other instrument which may from time to time be requested to give effect thereto; provided that the same is consistent with the terms of this Article 16.


                           ARTICLE XVII: MISCELLANEOUS

     17.01 Notices. All notices required to be given hereunder shall be in writing and mailed postage prepaid by certified or registered mail, return receipt requested, or by personal delivery, to the appropriate address indicated in Section 1.01 hereof or at such other place or places as either Landlord or Tenant may, from time to time, respectively, designate in a written notice given to the other. Notices shall be deemed sufficiently served upon the earlier of actual receipt or the expiration of three (3) days after the date of mailing thereof.

     17.02 Successors Bound. This Lease and each of its covenants and conditions shall be binding upon and shall inure to the benefit of the parties hereto and their respective assignees, subject to the provisions hereof. Whenever in this Lease a reference is made to Landlord, such reference shall be deemed to refer to the person in whom the interest of Landlord shall be vested, and Landlord shall have no obligation hereunder as to any claim arising after the transfer of its interest in the Building. Any successor or assignee of the Tenant who accepts an assignment of the benefit of this Lease and enters into possession or enjoyment hereunder shall thereby assume and agree to perform and be bound by the covenants and conditions thereof. Nothing herein contained shall be deemed in any manner to give a right of assignment without the prior written consent of Landlord pursuant to, or otherwise as provided in, Article XV hereof.

     17.03 Waiver. No waiver of any default or breach of any covenant by either party hereunder shall be implied from any omission by either party to take action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the waiver and said waiver shall be operative only for the time and to the extent therein stated. Waivers of any covenant, term or condition contained herein by either party shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by either party to or of any act by either party requiring

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
further consent or approval shall not be deemed to waive or render unnecessary their consent or approval to or of any subsequent similar acts.

     17.04 Subdivision and Easements. Landlord reserves the right to: (a) subdivide the Project and/or Property; (b) alter the boundaries of the Property; and (c) grant easements on the Property and/or Project and dedicate for public use portions thereof; provided, however, that no such grant or dedication shall materially interfere with Tenant's parking rights hereunder or its use of the Premises. Tenant hereby consents to such subdivision, boundary revision, and/or grant or dedication of easements and agrees from time to time, at Landlord's request, to execute, acknowledge and deliver to Landlord, in accordance with Landlord's instructions, any and all documents, instruments, maps or plats necessary to effectuate Tenant's consent thereto.

     17.05 Landlord's Reserved Rights in Common Areas. Landlord reserves the right from time to time, provided that Tenant's use and enjoyment of the Premises is not materially and adversely affected thereby, to: (a) install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas, and to relocate any pipes, ducts, conduit, wires and appurtenant meters in the Building which are so located or located elsewhere outside the Building; (b) make changes to the Common Areas and/or the parking facilities located thereon, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways; (c) close temporarily all or any portion of the Common Areas and/or the Building in order to perform any of the foregoing or any of Landlord's obligations under this Lease, so long as reasonable access to the Building remains available during normal business hours; and (d) alter, relocate or expand, and/or to add additional structures and improvements to, or remove same from, all or any portion of the Common Areas or other portions of the Project; provided, that Landlord shall repair any damage to the Premises resulting from the exercise by Landlord of its rights hereunder and provided, further that no such changes shall materially affect the usability of the Premises by Tenant, the visibility of or access to the Premises or reduce available parking provided to the Premises pursuant to Section 1.01.

     17.06 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided in this Lease.

     17.07 Limitation of Landlord's Liability. The obligations of Landlord under this Lease do not constitute personal obligations of the individual partners, directors, officers, employees or shareholders of Landlord or its partners, and Tenant shall look solely to the Property, and the rents and profits therefrom, for satisfaction of any liability in respect of this

Lease and will not seek recourse against the individual partners, directors, officers, employees or shareholders of Landlord or its partners or any of their personal assets for such satisfaction.

     17.08 Time. Time is of the essence of every provision hereto.

     17.09 Attorneys' Fees. In the event either party requires the services of an attorney in connection with enforcing the terms of this Lease or in the event suit is brought for the recovery of any Rent due under this Lease or the breach of any covenant or condition of this Lease, or for the restitution of the Premises to Landlord and/or eviction of Tenant during the Term of this Lease, or after the expiration thereof, the prevailing party will be entitled to a reasonable sum for attorneys' fees, witness fees and other court costs, both at trial and on appeal.

     17.10 Captions and Article Numbers. The captions, article and section numbers and table of contents appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent or such sections or articles of this Lease nor in any way affect this Lease.

     17.11 Severability. If any term, covenant, condition or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, covenants, conditions or provisions of this Lease, or the application thereof to any person or circumstance, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     17.12 Applicable Law. This Lease, and the rights and obligations of the parties hereto, shall be construed and enforced in accordance with the laws of the state in which the Building is located.

     17.13 Submission of Lease. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of or option for leasing the Premises. This document shall become effective and binding only upon execution and delivery hereof by Landlord and Tenant. No act or omission of any officer, employee or agent of Landlord or Tenant shall alter, change or modify any of the provisions hereof.

     17.14 Holding Over. Should Tenant, or any of its successors in interest, hold over the Premises or any part thereof after the expiration or earlier termination of this Lease without Landlord's prior written consent, such holding over shall constitute and be construed as tenancy at sufferance only, at a monthly rent equal to one hundred fifty percent (150%) of the Base Rent owed during the final month of the Term of this Lease and otherwise upon the terms and conditions in the Lease, so far as applicable. Should Tenant, or any of its successors in interest, hold over the Premises or any part thereof after the expiration or earlier termination of this Lease with Landlord's prior written consent, such holding over shall constitute and be construed as a tenancy from month to month only, at a fair market monthly rent as agreed by Landlord and Tenant and otherwise upon the terms and conditions of this Lease, so far as applicable. The acceptance by Landlord of Rent after such expiration or early termination shall not result in a renewal or extension of this Lease. The foregoing provisions of this Section
17.14 are in addition to and do not affect Landlord's right of re-entry or any other rights of Landlord hereunder or as otherwise provided by law. If Tenant fails to surrender the Premises on the expiration of this Lease and/or to remove all Tenant's fixture and/or personal property pursuant to Section 9.01 hereof, Tenant shall indemnify and hold Landlord harmless from and against all loss or liability, including without limitation, any claim made by any succeeding tenant resulting from such failure to surrender by Tenant and any attorneys' fees and costs incurred by Landlord with respect to any such claim.

     17.15 Rules and Regulations. At all times during the Term, Tenant shall comply with Rules and Regulations for the Building and the Project, as set forth in Exhibit I attached hereto, together with such amendments thereto as Landlord may from time to time reasonably adopt and enforce in a non-discriminatory fashion.

     17.16 Parking. Tenant shall be entitled to the number of vehicle parking spaces designated in Section 1.01 hereof for the non-exclusive use of Tenant, its employees, visitors and customers, the location of which shall be determined by Landlord upon completion of the Building. Except for the number of stalls reserved for Tenant pursuant to Section 1.01 or as otherwise designated by Landlord, parking spaces shall be available for the common use of the tenants, subtenants and invitees of the Project on a non-exclusive basis, subject to any reasonable restrictions from time to time imposed by Landlord. Landlord shall not allow reserved parking (other than designated "Visitor" parking) of any stalls on the Property without Tenant's prior written consent, which shall not be unreasonably withheld or delayed. In the event Tenant notifies Landlord that, due to the use of parties other than Tenant, its employees, agents, contractors, visitors and invitees of available non-exclusive parking stalls, Tenant is not receiving the substantial benefit of the number of stalls to which Tenant is entitled pursuant to Section 1.01, Landlord shall take such reasonable actions so as to ensure the availability for Tenant's use of the number of stalls to which Tenant is entitled pursuant to this Lease. Tenant shall take reasonable measures to ensure that its officers, employees or invitees do not use more than the number of spaces designated in Section 1.01 or any spaces which have been specifically reserved by Landlord to other tenants or for such other uses as have been designated by appropriate governmental entities as being restricted to certain uses. Tenant shall at all times comply and cause its officers, employees and invitees to comply with any parking Rules and Regulations as Landlord may from time to time reasonably adopt. In the event the parking allocated to Tenant pursuant to this Lease becomes insufficient for Tenant's needs Landlord shall, to the extent feasible, upon notice from Tenant, use good faith efforts to provide additional parking to Tenant in areas adjacent or near to the Premises which are not otherwise allocated for use of tenants of other buildings of the Project, upon terms and conditions mutually acceptable to the parties. Tenant shall pay rates for such excess parking as may be reasonably determined by Landlord as adjusted from time to time. In the event Landlord determines to improve existing Common Areas of the Project to provide additional parking to the tenants of the Project, in addition to parking allocations allocated on the Project Site Plan, Landlord shall give Tenant the right to use (at rental rates set by Landlord) a pro rata portion of such additional parking based upon Tenant's Share of the Project.

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
     17.17 No Nuisance. Tenant shall conduct its business and control its agents, employees, invitees and visitors in such a manner as not to create any nuisance, or interfere with, annoy or disrupt any other tenant or Landlord in its operation of the Building or Project.

     17.18 Broker. Each of Tenant and Landlord warrant that it has had no discussions, negotiations and/or other dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Kidder Mathews & Segner and Business Space Resource Ltd. ("Brokers"), and that it knows of no other real estate broker or agent who is or may be entitled to any commission or finder's fee in connection with this Lease. Landlord shall pay Brokers a commission pursuant to separate agreements. Each Tenant and Landlord agrees to indemnify the other and hold the other harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation, attorneys' fees and costs) with respect to any leasing commission or equivalent compensation alleged to be owing on account of such party's discussions, negotiations and/or dealings with any real estate broker or agent. This Section 17.18 is not intended to benefit any third parties and shall not be deemed to give any rights to brokers or finders. No commission(s) or finders fee(s) shall be paid to Tenant, employee(s) of Tenant or any unlicensed representative of Tenant.

     17.19 Landlord's Right to Perform. Upon Tenant's failure to perform any obligation of Tenant hereunder after notice from Landlord pursuant to Section
13.01 above, including without limitation, payment of Tenant's insurance premiums, charges of contractors who have supplied materials or labor to the Premises, etc., Landlord shall have the right to perform such obligation of Tenant on behalf of Tenant and/or to make payment on behalf of Tenant to such parties. Tenant shall reimburse Landlord the reasonable cost of Landlord's performing such obligation on Tenant's behalf, including reimbursement of any amounts that may be expended by Landlord, plus interest at the Default Rate, as Additional Rent.

     17.20 Assignment by Landlord. In the event of a sale, conveyance, or other transfer by Landlord of the Building, the Property or the Project or in the event of an assignment of this Lease by Landlord (collectively an "Assignment"), the same shall operate to release Landlord from any further liability upon any of the covenants or conditions, express or implied, herein contained on the part of Landlord attributable to the time period commencing with an Assignment, and from any and all further liability, obligations, costs and expenses, demands, causes of action, claims or judgments arising out of this Lease from and after the effective date of the Assignment. In such event, Tenant agrees to look solely to the successor in interest of transferor. If any Security Deposit is given by Tenant to secure performance of Tenant's covenants hereunder, Landlord shall transfer such Security Deposit to any purchaser and thereupon Landlord shall be discharged from any further liability in reference thereto.

     17.21 Entire Agreement. This Lease sets forth all covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Building and the Project, and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between Landlord and Tenant other than as are herein set forth. No subsequent alteration, amendment, change or addition to the Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by Landlord and Tenant.

     17.22 Consents. Whenever the approval or consent of Landlord or Tenant is required under the terms of this Lease, such consent shall not be unreasonably withheld or delayed.

     17.23 Exhibits. Exhibits A through K are attached to this Lease after the signatures after the signatures and by this reference incorporated herein.

     17.24 Conditions. Landlord's and Tenant's obligations under this Lease are conditioned upon (a) approval of the transaction contemplated by this Lease by the board of directors of both Landlord and Tenant on or before the date fifteen
(15) days after execution of this Lease by both parties; and (b) approval by all municipalities having jurisdiction over the Project and the issuance of all required permits for the construction of the Building, related site and utility work and the tenant improvement work contemplated by this Lease on or before March 1, 1999, which period shall be extended day for day for any "Tenant Delays". In the event said conditions are not satisfied, this Lease shall terminate, all sums paid by Tenant to Landlord hereunder shall be promptly refunded to Tenant and the LC and Bond provided by Tenant pursuant to Section
17.26 below shall be returned to Tenant or released, as applicable.

     17.25 Moving Allowance. Landlord shall fund to Tenant a moving and relocation allowance in the total amount of $255,861.00 to reimburse Tenant for moving and relocation expenses associated with moving Tenant's operations from its existing location to the Premises. Landlord shall fund said moving allowance in a lump sum payment to Tenant upon Tenant's taking of occupancy of the Premises.

     17.26 Credit Enhancements.

          (a) Letter of Credit. In the event Tenant elects to have Landlord finance additional improvements pursuant to Section 3.01(d)(2)(cc), on or before January 15, 1999, Tenant shall deliver to Landlord a site draft irrevocable letter of credit issued by SeaFirst Bank, or other bank acceptable to Landlord in its sole discretion, in the amount of $420,000.00, in the form attached hereto as Exhibit J (the "LC"), as security for the full and faithful performance of every provision of this Lease to be performed by Tenant during the initial seven (7) year Lease Term. The LC shall be (i) unconditional and irrevocable, (ii) permit partial draws by Landlord at any time upon notice by Landlord that Tenant is in default under this Lease, and (iii) have a term of at least one year, which shall be renewable each year throughout the initial Lease Term. If Tenant defaults with respect to any provision of this Lease, including but not limited to the provisions relating to the payment of Rent, the repair of damage to the Premises caused by Tenant and/or cleaning the Premises upon termination of this Lease, Landlord may draw on all or any part of the LC for the payment of any Rent or any other sum in default and any and all other amounts to which Landlord may be entitled under this Lease, including without limitation Section 13.02. Upon any draw upon the LC by Landlord, Tenant shall, upon demand by Landlord, restore the LC to its original amount (as may be reduced as contemplated below). Tenant shall cause the LC to be renewed for

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each year of the initial Lease Term; provided, however, if Tenant has not been in material default under the terms of this Lease, the amount of the LC shall be reduced each year to the following amounts:

          Lease Year              Amount of LC
          ----------              ------------

          2                        $376,000.00
          3                        $328,160.00
          4                        $274,910.00
          5                        $216,090.00
          6                        $151,100.00
          7                        $ 79,310.00

The foregoing schedule notwithstanding, Tenant shall not be entitled to a reduction in any year of the Lease Term if Tenant is at the time of the scheduled reduction (the applicable anniversary of the Lease Commencement Date) in material default (as defined in Section 13.02(f) above) or has been in material default at any time during the twelve (12) month period immediately preceding the scheduled reduction. If Tenant is not entitled to a reduction for a given year, Tenant must wait until the next anniversary date of the Lease Term to take the reduction corresponding to the next year; provided Tenant is otherwise entitled to a reduction. If Tenant shall fail to provide such LC on or before January 15, 1999, or fails to replace it with an approved LC not less than thirty (30) days prior to the expiration date of any such LC, then the Tenant shall be considered to be in default under the terms of this Lease and Landlord shall have the right to exercise any of its available remedies pursuant to Section 13.02 of this Lease and shall, in addition, have the right to draw against the full amount of the LC and thereafter hold the same as security for Tenant's obligations under this Lease for the entire initial seven (7) year Lease Term. Landlord shall be entitled to withdraw from such sums the amount of any unpaid Base Rent, Additional Rent or other charges not paid to Landlord when due. Landlord shall pay Tenant the remaining balance thereof, if any, without any liability for interest thereon, within thirty (30) days after the expiration or prior termination of the Lease Term, if and only if Tenant has fully performed all of its obligations under the terms of this Lease.

     (b) Performance Bond. Tenant shall provide a performance bond ("Bond") issued by Amwest Surety Insurance Company, or other surety company acceptable to Landlord in its sole discretion, in favor of Landlord, as "Obligee", which Bond shall be in the form attached hereto as Exhibit K and shall be in the amounts and on the other terms required below:

          (i) Within two (2) business days after satisfaction or waiver by Landlord of its condition pursuant to Subsection 17.24(a) above, Tenant shall provide Landlord with a Bond in the amount of $400,000.00. Effective as of January 15, 1999, Tenant shall cause the Bond to be increased by an additional amount of $750,000.00 to a total bond amount of $1,150,000.00. Failure of Tenant to provide the initial Bond or the failure of Tenant to cause the Bond to be increased as required above, shall constitute a material default under this Lease. The Bond shall remain in existence during the entire initial seven (7) year Term of this Lease; provided, however,

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in the event Tenant does not become in material default (as defined in Section
13.02(f) above) during the twelve (12) month period immediately preceding the applicable anniversary date of this Lease, the amount to this Bond shall, at the request of Tenant, be reduced to the following amount at the commencement of each applicable Lease Year:

          Lease Year               Amount of Bond
          ----------               --------------

          2                        $1,129,227.00
          3                        $1,106,268.00
          4                        $1,080,911.00
          5                        $1,052,898.00
          6                        $1,021,952.00

The foregoing schedule notwithstanding, Tenant shall not be entitled to a reduction in any year of the Lease Term if Tenant is at the time of the scheduled reduction (the applicable anniversary of the Lease Commencement Date) in material default (as defined in Section 13.02(f) above) or has been in material default at any time during the twelve (12) month period immediately preceding the scheduled reduction. If Tenant is not entitled to a reduction for a given year, Tenant must wait until the next anniversary date of the Lease Term to take the reduction corresponding to the next year; provided Tenant is otherwise entitled to a reduction.

          (ii) Notwithstanding Tenant's obligation to provide the Bond pursuant to Subsection 17.26(b)(i) above, in the event Tenant meets either of the following financial thresholds in (aa) or (bb) below, as substantiated to and verified by Landlord, Tenant shall be released of its obligation to continue to maintain the Bond:

               (aa) As of the end of the quarter of determination, the Tenant has or has shown (as substantiated by Tenant's financial statements prepared in accordance with GAAP and filed as a 10Q or 10K form with the Securities and Exchange Commission):

                    (A) Tangible Net Worth (as defined by GAAP) of at least $20 million; and

                    (B) Four quarters of positive cash flow of $500,000 or more per quarter, excluding cash receipts from financing; and

                    (C) The Tenant has no long term funded debt (defined to exclude (1) capital lease obligations collateralized only by the leased asset and (2) debt that is subordinated to the lease obligations).

               (bb) As of the end of the quarter of determination, the Tenant has or has shown (as substantiated by Tenant's financial statements prepared in accordance with GAAP and filed as a 10Q or 10K form with the Securities and Exchange Commission):

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                    (A) Working Capital (defined below) of 1.5 times the
remaining balance of the base rent obligation through the Initial Term of the lease: The base rent obligation shall include the Initial Premises, First Expansion Space and Second Expansion Space, as defined by 1.01, 2.04 and 2.05, respectively, only for the period through the initial lease term, unless and until the Tenant declines or forgoes such expansion option, after which the base rent for such expansion space will be excluded from the computation. Working Capital shall be defined as the total of current assets of the Tenant plus the amount of cash on deposit as collateral for the letter of credit or bond supporting the Building F Default Enhancement, less the total current liabilities.

                    (B) Four quarters of positive cash flow of $500,000 or more per quarter, excluding cash receipts from financing; and

                    (C) The Tenant has no long term funded debt, (defined to exclude (1) capital lease obligations collateralized only by the leased asset and (2) debt that is subordinated to the lease obligations).

               (iii) If Tenant defaults with respect to any provision of this Lease, including but not limited to the provisions relating to the payment of Rent, the repair of damage to the Premises caused by Tenant and/or cleaning the Premises upon termination of this Lease, and provided, that the Letter of Credit placed by Tenant in favor of Landlord pursuant to Section 17.26(a) has already been drawn in its entirety, cancelled or is otherwise not available to Landlord, Landlord may draw on all or any part of the Bond for the payment of any Rent or any other sum in default and any and all other amounts to which Landlord may be entitled pursuant to this Lease, pursuant to Section 13.02 above. In the event this Lease is terminated by Landlord as a result of the default of Tenant, Landlord may elect to draw upon and claim the full amount of such Bond. Upon any draw upon or claim under the Bond by Landlord, Tenant shall, upon demand by Landlord, restore the Bond to its original amount (as may be reduced as contemplated above). Upon notification by the Surety of the cancellation of the Bond, Tenant shall cause a replacement bond or letter of credit acceptable to Landlord in its sole discretion to be tendered to Landlord on or prior to the date thirty (30) days prior to the effective date of such cancellation. Failure of Tenant to comply with any of the provisions of this Section 17.26 shall constitute a material default under this Lease.

          (c) Landlord and Tenant agree that the purpose of the LC and the Bond is to provide sources of payment for sums owed to Landlord by Tenant according to the terms of the Lease following Tenant's default. Accordingly, the LC and the Bond are not liquidated damages. Nothing contained in this Section 17.26 shall be construed as increasing or decreasing any remedies to which Landlord may be entitled pursuant to Section 13.02, including without limitation any sum recoverable by Landlord for a given default, nor shall anything in this Section
17.26 be deemed to limit Landlord's obligation to mitigate damages, to the extent required by applicable law.

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     IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.

"Landlord"                             "Tenant"

S/I NORTHCREEK II, LLC                 MICROVISION, INC.


By: ______________________             By: ________________________
Its:  ______________________           Its:  ________________________


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